Exhibit 2.1

Confidential

AGREEMENT AND PLAN OF MERGER

By and Among

HIGHWIRE CAPITAL, LLC

HIGHWIRE MERGER CO I, INC.

and

SPAR GROUP, INC.

Dated as of August 30, 2024

EXHIBITS

Exhibit A -	Form of Certificate of Incorporation of Surviving Corporation
Exhibit B -	Form of Bylaws of Surviving Corporation

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is entered into as of August 30, 2024, by and among SPAR Group, Inc., a Delaware corporation (the “Company”), Highwire Capital, LLC, a Texas limited liability company (“Parent”), and Highwire Merger Co. I, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger, on the terms and subject to the conditions set forth herein;

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive the Merger Consideration except as otherwise provided in this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously: (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Company; in each case, in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the respective Boards of Directors of Parent and Merger Sub have each unanimously: (a) determined that it is in the best interests of Parent or Merger Sub, as applicable, and their respective stockholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; in each case, in accordance with the DGCL; and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with, and to prescribe certain terms and conditions to, the Merger and the other transactions contemplated by this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I
THE MERGER

Section 1.01    The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time: (a) Merger Sub will merge with and into the Company (the “Merger”); (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger and a wholly owned Subsidiary of Parent (sometimes referred to herein as the “Surviving Corporation”).

Section 1.02    Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 12:01 AM, Central Standard Time, as soon as practicable (and, in any event, within three (3) Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of the last to be satisfied or waived of the conditions to the Merger set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall take place remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the “Closing Date.”

Section 1.03    Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent, and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.04    Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

Section 1.05    Certificate of Incorporation; Bylaws. At the Effective Time: (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as set forth in Exhibit A, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until, subject to Section 5.07(a), thereafter amended in accordance with the terms thereof and applicable Law; and (b) the bylaws of Merger Sub as in effect immediately prior to the Effective Time, as set forth in Exhibit B, shall be the bylaws of the Surviving Corporation, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until, subject to Section 5.07(a), thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation, and applicable Law.

Section 1.06    Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II
EFFECT OF THE MERGER ON CAPITAL STOCK; PAYMENT FOR SHARES

Section 2.01    Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, or the Company or the holder of any capital stock of Parent, Merger Sub, or the Company:

(a)    Cancellation of Certain Company Common Stock. Each share of Company Common Stock that is owned by the Company (as treasury stock or otherwise) or held directly by Parent or Merger Sub, or any direct or indirect wholly owned Subsidiaries of the Company, Parent or Merger Sub, as of immediately prior to the Effective Time (“Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)    Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) will be converted into the right to receive $2.50 in cash, without interest (the “Merger Consideration”).

(c)    Cancellation of Shares. At the Effective Time, all shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and, subject to Section 2.01(a) and Section 2.03, each holder of: (i) a certificate formerly representing any shares of Company Common Stock (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock (each, a “Book-Entry Share”) will, subject to applicable Law in the case of Dissenting Shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.02 hereof.

(d)    Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub common stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 2.02    Surrender and Payment.

(a)    Paying Agent; Payment Fund. Prior to the Effective Time, Parent shall appoint a paying agent (the “Paying Agent”) (the identity of which shall be reasonably acceptable to the Company) to act as the agent for the purpose of paying the Merger Consideration for: (i) the Certificates; and (ii) the Book-Entry Shares. At or promptly following the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, sufficient funds to pay the aggregate Merger Consideration that is payable in respect of all of the shares of Company Common Stock represented by the Certificates and the Book-Entry Shares (other than Cancelled Shares and Dissenting Shares) (the “Payment Fund”) in amounts and at the times necessary for such payments. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares shall be entitled under Section 2.01(b), Parent shall take all steps necessary to enable or cause the Surviving Corporation to promptly deposit, in trust, additional cash with the Paying Agent sufficient to make all payments required under this Agreement. The Payment Fund shall not be used for any other purpose. Parent shall pay or cause to be paid all fees, charges and expenses, including those of the Paying Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration. Promptly after the Effective Time, Parent shall send, or shall cause the Paying Agent to send, to each record holder of shares of Company Common Stock at the Effective Time, whose Company Common Stock was converted pursuant to Section 2.01(b) into the right to receive the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent, and which letter of transmittal will be in customary form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) for use in such exchange.

(b)    Procedures for Surrender; No Interest. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Book-Entry Share upon: (i) surrender to the Paying Agent of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.06), together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent; or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 2.03, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this ARTICLE II, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.

(c)    Investment of Payment Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Payment Fund will be invested by the Paying Agent, as directed by Parent or the Surviving Corporation. No losses with respect to any investments of the Payment Fund will affect the amounts payable to the holders of Certificates or Book-Entry Shares. Any income from investment of the Payment Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(d)    Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e)    Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this ARTICLE II.

(f)    Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months after the Effective Time shall be returned to the Surviving Corporation (or, at the option of Parent, to Parent), upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to the Surviving Corporation or Parent, as applicable (subject to abandoned property, escheat, or other similar Laws), for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, neither the Surviving Corporation nor Parent shall be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock two (2) years after the Effective Time, or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation (or, at the option of Parent, of Parent) free and clear of any claims or interest of any Person previously entitled thereto.

(g)    Dissenting Shares Merger Consideration. Any portion of the Merger Consideration made available to the Paying Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 2.03    Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.01, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.01(b), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto other than such rights as are provided to holders of Dissenting Shares pursuant to Section 262 of the DGCL. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand, and Parent shall have the opportunity and right, at Parent’s sole cost and expense, to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

Section 2.04    Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.05    Withholding Rights. Each of the Paying Agent, Parent, Merger Sub, and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws or any other provision of applicable Law. To the extent that amounts are so deducted and withheld by the Paying Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, made such deduction and withholding. In the event that Parent determines that any such deduction or withholding is applicable other than with regard to payments disclosed in Section 2.07, (a) Parent shall use commercially reasonable efforts to notify the Company prior to the date on which such deduction or withholding is anticipated to occur, and (b) Parent and the Company shall reasonably cooperate to minimize or eliminate such deduction or withholding as permitted by applicable Law.

Section 2.06    Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to have been lost, stolen, or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this ARTICLE II.

Section 2.07    Treatment of Stock Options and Other Stock-Based Compensation.

(a)     Company Stock Options. The Company shall take all requisite action so that, at the Effective Time, each option to acquire shares of Company Common Stock (each, a “Company Stock Option”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of the holder thereof, cancelled and converted into the right to receive from the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of: (i) the aggregate number of shares of Company Common Stock subject to such Company Stock Option; multiplied by (ii) the excess, if any, of the Merger Consideration over the per share exercise price under such Company Stock Option, less any Taxes required to be withheld with respect to such Company Stock Options in accordance with Section 2.05. For the avoidance of doubt, in the event that the per share exercise price under any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled as of the Effective Time without payment therefor and shall have no further force or effect.

(b)    Company Restricted Stock Units. The Company shall take all requisite action so that, at the Effective Time, each restricted stock unit granted with respect to Company Common Stock (a “Company RSU”) that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, vest in full and shall be cancelled and converted automatically, in accordance with the procedures set forth in this Agreement, into the right to receive from the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of: (i) the total number of shares of Company Common Stock underlying such Company RSUs; multiplied by (ii) the Merger Consideration, less any Taxes required to be withheld with respect to such Company RSUs in accordance with Section 2.05.

(c)    Company Phantom Stock Units. The Company shall take all requisite action so that, at the Effective Time, each phantom stock unit representing the right to receive a cash payment equal to the value of a share of Company Common Stock (a “Company Phantom Stock Unit”) that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, vest in full and shall be cancelled and converted automatically, in accordance with the procedures set forth in this Agreement, into the right to receive from the Surviving Corporation, as promptly as reasonably practicable after the Effective Time (but in no event more than five (5) Business Days after the Effective Time), an amount in cash, without interest, equal to the product of: (i) the total number of shares of Company Common Stock underlying such Company Phantom Stock Units; multiplied by (ii) the Merger Consideration, less any Taxes required to be withheld with respect to such Company Phantom Stock Unit in accordance with Section 2.05.

(d)    Payment by Surviving Corporation. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to the holders of Company Stock Options, Company RSUs and/or Company Phantom Stock Units, as applicable, the amounts described in paragraphs (a), (b) and (c) of this Section 2.07, less any Taxes required to be withheld under applicable Law with respect to such payments, as soon as practicable following the Effective Time, through the Surviving Corporation’s payroll system no later than the next regularly scheduled payroll payment date.

(e)    Resolutions and Other Company Actions. At or prior to the Effective Time, the Company, the Company Board (or, if appropriate, any committee thereof), as applicable, shall adopt any resolutions and take any actions (including obtaining any required consents) that may be reasonably necessary to effectuate the provisions of paragraphs (a), (b) and (c) of this Section 2.07.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the correspondingly numbered Section of the disclosure schedule, dated as of the date of this Agreement and delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedule”); provided, that, disclosure in the Company Disclosure Schedule as to a specific representation or warranty shall qualify any other representation or warranty contained in this Article III to the extent provided in Section 8.09, and (b) as otherwise disclosed in the Company SEC Documents filed or furnished with the SEC on or after January 1, 2022 and prior to the date hereof (excluding (i) disclosures contained in the “Risk Factors” section of any such Company SEC Document); (ii) any “forward-looking statements,” as defined under the caption “Note on Forward-Looking Statements” in the Company’s Form 10-K for the year ended December 31, 2023, contained in any such Company SEC Document; and (iii) disclosures relating to the industry in which the Company operates, laws and regulations affecting the industry, general market or economic conditions); provided, that, such disclosure (x) describes a specific matter in reasonable detail and it is reasonably apparent on the face of such disclosure so as to enable a reasonable person to determine that such disclosure qualifies or is otherwise applicable to a specific representation or warranty contained in this Article III, and (y) shall not be deemed to qualify any representations or warranties contained in Section 3.01(a), Section 3.02(d), Section 3.03(a), Section 3.03(d), Section 3.03(e), Section 3.05(a), or Section 3.10; the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01    Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)    Organization; Standing and Power. (i) The Company is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. (ii) Each of the Company’s wholly-owned Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization. (iii) The Company and each of its Subsidiaries has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted, except, in the case of the Company’s Subsidiaries (that are not wholly owned Subsidiaries), as does not, individually or in the aggregate, constitute a Company Material Adverse Effect. (iv) Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, does not constitute a Company Material Adverse Effect.

(b)    Charter Documents. The Company has delivered or made available to Parent a true and correct copy of the certificate of incorporation (including any certificate of designations), bylaws, or like organizational documents, each as amended to date (collectively, the “Charter Documents”), of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.

(c)    Subsidiaries. Section 3.01(c)(i) of the Company Disclosure Schedule lists each of the Subsidiaries of the Company as of the date hereof and its jurisdiction of organization. Section 3.01(c)(ii) of the Company Disclosure Schedule sets forth, for each Subsidiary that is not, directly or indirectly, wholly owned by the Company: (i) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof; and (ii) a list of all holders of such shares of capital stock or other equity or voting interests in such Subsidiary, specifying the number of such shares or interests owned, beneficially and of record, by each such holder. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company that is owned directly or indirectly by the Company have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (A) imposed by applicable securities Laws; or (B) arising pursuant to the Charter Documents of any non-wholly owned Subsidiary of the Company. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 3.02    Capital Structure.

(a)      Capital Stock. The authorized capital stock of the Company consists of: (i) 47,000,000 shares of Company Common Stock; and (ii) 3,000,000 shares of preferred stock, par value $0.01, 2,000,000 of which are designated as Series B Preferred Stock, par value of $0.01 per share, of the Company (collectively, the “Company Preferred Stock”). As of the close of business on the date of this Agreement: (A) 23,446,186 shares of Company Common Stock were issued and outstanding (not including shares held in treasury); (B) 1,205,485 shares of Company Common Stock were issued and held by the Company in its treasury; and (C) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury; and since August 14, 2024 and through the date hereof, no additional shares of Company Common Stock or shares of Company Preferred Stock have been issued other than the issuance of shares of Company Common Stock upon the exercise or settlement of Company Equity Awards. All of the outstanding shares of capital stock of the Company are duly authorized and validly issued and are fully paid and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of the Company owns any shares of Company Common Stock.

(b)      Stock Awards.

(i)    As of the close of business on the date of this Agreement, an aggregate of 0 shares of Company Common Stock were reserved for issuance pursuant to Company Equity Awards not yet granted under the Company Stock Plans. As of the close of business on the date of this Agreement, 882,250 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Stock Options, 57,143 Company RSUs (each of which relates to one share of Company Common Stock) were issued and outstanding, and 474,747 Company Phantom Stock Units (each of which relates to one share of Company Common Stock) were issued and outstanding. Since August 14, 2024 and through the date hereof, no Company Equity Awards have been granted and no additional shares of Company Common Stock have become subject to issuance under the Company Stock Plans. Section 3.02(b)(i) of the Company Disclosure Schedule sets forth as of the date of this Agreement a list of each outstanding Company Equity Award granted under the Company Stock Plans and: (A) the name of the holder of such Company Equity Award; (B) the number of shares of Company Common Stock subject or related to such outstanding Company Equity Award; (C) if applicable, the exercise price, purchase price, or similar pricing of such Company Equity Award; (D) the date on which such Company Equity Award was granted or issued; (E) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Company Equity Award is vested and exercisable as of the date hereof; and (F) with respect to Company Stock Options, the date on which such Company Stock Option expires. All shares of Company Common Stock subject to issuance under the Company Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

(ii)    Except for the Company Stock Plans and as set forth in Section 3.02(b)(ii) of the Company Disclosure Schedule, there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Company Equity Awards, as of the date hereof, there are no outstanding: (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock of the Company; (B) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All outstanding shares of Company Common Stock, all outstanding Company Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance with all applicable securities Laws.

(iii)    There are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Company Securities or Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any Company Securities or Company Subsidiary Securities.

(c)     Voting Debt. No bonds, debentures, notes, or other indebtedness issued by the Company or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, “Voting Debt”).

(d)    Company Subsidiary Securities. As of the date hereof, there are no outstanding: (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of the Company; (ii) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of the Company; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by a Subsidiary of the Company (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).

Section 3.03    Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.

(a)     Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, and the execution and delivery of the Voting Agreement and the consummation by the Principal Stockholder of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the Voting Agreement or the consummation of the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)    Non-Contravention. The execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, and of the transactions contemplated by the Voting Agreement by the Principal Stockholder, do not and will not: (i) subject to obtaining the Requisite Company Vote, contravene or conflict with, or result in any violation or breach of, (A) the Charter Documents of the Company or any of its Subsidiaries or (B) any resolution adopted by the Company Board or any committee thereof, the stockholders of the Company or the board of directors or stockholders any of its Subsidiaries; (ii) assuming that all Consents contemplated by clauses (i) through (vi) of Section 3.03(c) have been obtained or made and, in the case of the consummation of the Merger, obtaining the Requisite Company Vote, contravene or conflict with or result in any violation of any Law, or give any Governmental Entity (in its capacity as a Governmental Entity, and not as a stockholder of the Company or any of its Subsidiaries) the right to prevent the consummation of the Merger under any Law applicable to the Company, any of its Subsidiaries, or any of their respective properties or assets, (iii) contravene or conflict with or result in any violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Permit that is held by the Company or any of its Subsidiaries, or that otherwise relates to the business of, or any of the assets owned or used by, the Company or any of its Subsidiaries; (iv) cause the Company or any of its Subsidiaries to become subject to, or to become liable for the payment of, any Tax; (v) cause any of the assets owned by the Company or any of its Subsidiaries to be reassessed or revalued by any taxing authority or other Governmental Entity; or (vi) result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), (iv), (v) and (vi), for any contraventions, conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, modifications, accelerations, cancellations, revocations, suspensions, withdrawals or Liens that, or where the failure to obtain any Consents, in each case, individually or in the aggregate, does not constitute a Company Material Adverse Effect.

(c)    Consents. No consent, approval, license, permission, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”), any Governmental Entity or other Person is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing of the Company Proxy Statement in definitive form with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under any Antitrust Laws that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the Nasdaq National Market (the “Nasdaq”); (v) the other Consents of Governmental Entities listed in Section 3.03(c)(v) of the Company Disclosure Schedule (the “Other Governmental Approvals”); (vi) the other Consents of third parties (other than Governmental Entities) listed in Section 3.03(c)(vi) of the Company Disclosure Schedule, and (vii) such other Consents where failure to obtain such Consent, individually or in the aggregate, does not constitute a Company Material Adverse Effect.

(d)    Board Approval. The Company Board, by resolutions duly adopted by a unanimous vote at a meeting of all directors of the Company duly called and held and not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Company’s stockholders; (ii) approved and declared advisable this Agreement, and the Voting Agreement, including the execution, delivery, and performance hereof and thereof, and the consummation of the transactions contemplated hereby, including the Merger, and thereby upon the terms and subject to the conditions set forth herein and therein; (iii) directed that this Agreement be submitted to a vote of the Company’s stockholders for adoption at the Company Stockholders Meeting; and (iv) resolved to recommend that Company stockholders vote in favor of adoption of this Agreement in accordance with the DGCL (collectively, the “Company Board Recommendation”).

(e)    Anti-Takeover Statutes. Except for Section 203 of the DGCL, no “fair price,” “moratorium,” “control share acquisition,” “supermajority,” “affiliate transactions,” “business combination,” or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign laws applicable to the Company is applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement. The Company Board has taken all actions (including approval of the Voting Agreement) so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to Parent or Merger Sub or with respect to or as a result of the execution, delivery, or performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 3.04    SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a)    SEC Filings. The Company has filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and schedules thereto and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2021 (the “Company SEC Documents”). True, correct, and complete copies of all Company SEC Documents are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC (“EDGAR”). To the extent that any Company SEC Document available on EDGAR contains redactions pursuant to a request for confidential treatment or otherwise, the Company has made available to Parent the full text of such Company SEC Document. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents materially complied as to form with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents. None of the Company SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. None of the Company’s Subsidiaries are required to file or furnish any forms, reports, or other documents with the SEC and neither the Company nor any of its Subsidiaries is required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Entity.

(b)    Financial Statements. Each of the financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Company SEC Documents: (i) materially complied with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be disclosed in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC); and (iii) fairly present, in all material respects, the consolidated financial position and the results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to (A) the omission of notes to the extent permitted by SEC Regulation S-X (but only if, in the case of interim financial statements included in the Company SEC Documents since the Company’s most recent annual report on Form 10-K, such notes would not differ materially from the notes to the financial statements included in such annual report) and (B) to normal year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material). No financial statements of any Person other than the Subsidiaries of the Company are, or since January 1, 2021, have been, required by GAAP to be included in the consolidated financial statements of the Company.

(c)    Internal Controls. The Company and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company and its Subsidiaries.

(d)    Disclosure Controls and Procedures. The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files with or furnishes to the SEC under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. Neither the Company nor the Company’s independent registered public accounting firm has identified or been made aware of: (i) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(e)     Undisclosed Liabilities. The audited balance sheet of the Company dated as of December 31, 2023 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any of its Subsidiaries has any Liabilities that are required to be reflected on a balance sheet prepared in accordance with GAAP other than Liabilities that (i) are reflected or reserved against in the Company Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice; or (iii) arise out of or in connection with this Agreement, the Merger or other transaction contemplated by this Agreement that, in the case of clauses (i) and (ii), individually or in the aggregate, are not material.

(f)     Off-Balance Sheet Arrangements. Except as described in the Company SEC Documents filed as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 2.03(d) of the SEC’s Current Report on Form 8-K or as described in Instruction 8 to Item 303(b) of Regulation S-K promulgated by the SEC).

(g)     Sarbanes-Oxley and Nasdaq Compliance. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and each such certification complied with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and the rules and regulations of the SEC thereunder applicable to such certifications, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Without limiting the foregoing, the Company is, and since January 1, 2021, has been, in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of Nasdaq, and the Company has delivered to Parent complete and correct copies of all correspondence between Nasdaq and the Company and its Subsidiaries since such date.

(h)    Accounting, Securities, or Other Related Complaints or Reports. Since January 1, 2021, none of the Company or any of its Subsidiaries nor any director or officer of the Company has received any material written complaint, allegation, assertion, or claim regarding the financial accounting, internal accounting controls, or auditing practices, procedures, methodologies, or methods of the Company.

Section 3.05    Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred:

(a)    any Company Material Adverse Effect or any event, condition, change, or effect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b)    any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would require the consent of Parent under, or constitute a breach of, Section 5.01.

Section 3.06    Taxes.

(a)     Tax Returns and Payment of Taxes. The Company and each of its Subsidiaries have duly and timely filed or caused to be filed (and, as to Tax Returns not filed as of the date hereof, will duly and timely file or caused to be file) all Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s financial statements included in the Company SEC Documents (in accordance with GAAP). The Company’s most recent financial statements included in the Company SEC Documents reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by the Company and its Subsidiaries through the date of such financial statements. Neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes since the date of the Company’s most recent financial statements included in the Company SEC Documents outside of the ordinary course of business or otherwise inconsistent with past practice.

(b)    Availability of Tax Returns. The Company has delivered or made available to Parent complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending after January 1, 2020.

(c)    Withholding. The Company and each of its Subsidiaries have withheld and timely paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Company Employee, creditor, customer, stockholder, or other party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.

(d)     Liens. There are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been made in the Company’s most recent financial statements included in the Company SEC Documents.

(e)    Tax Deficiencies and Audits. No deficiency for any Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. Except as set forth on Section 3.06(e) of the Company Disclosure Schedule, there are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any Taxes of the Company or any of its Subsidiaries.

(f)     Tax Jurisdictions. Since December 31, 2019, no claim has ever been made in writing by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(g)     Tax Rulings. Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any Taxes, nor is any such request outstanding.

(h)    Consolidated Groups, Transferee Liability, and Tax Agreements. Neither the Company nor any of its Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis; (ii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor; or (iii) is a party to, bound by, or has any liability under any Tax sharing, allocation, or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(i)     Change in Accounting Method. Neither the Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.

(j)     Post-Closing Tax Items. The Company and its Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto.

(k)    Ownership Changes. Without regard to the transactions contemplated by this Agreement, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.

(l)      Section 355. Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(m)    Reportable Transactions. Neither Company nor any of its Subsidiaries has been a party to, or an advisor with respect to, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

Section 3.07    Intellectual Property.

(a)    Scheduled Company-Owned IP. Section 3.07(a) of the Company Disclosure Schedule contains a true and complete list, specifying as to each as applicable, the name of the current owners, jurisdictions, and application or registration numbers, as of the date hereof, of all: (i) Company-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Entity or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations; and (ii) material unregistered Company-Owned IP.

(b)     Right to Use; Title. The Company or one of its Subsidiaries is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Company-Owned IP, and, except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted (collectively with the Company-Owned IP, the “Company IP”), in each case, free and clear of all Liens, other than Permitted Liens.

(c)    Validity and Enforceability. The Company and its Subsidiaries’ rights in the Company-Owned IP are valid, subsisting, and enforceable, and the Company and its Subsidiaries’ rights in the Company IP (other than Company-Owned IP) are valid, subsisting, and enforceable, except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect. The Company and each of its Subsidiaries have taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all confidential and proprietary information and trade secrets included in the Company IP.

(d)    Non-Infringement. The conduct of the businesses of the Company and any of its Subsidiaries has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person in any material respect, and (ii) to the Knowledge of the Company, no third party is infringing upon, violating, or misappropriating any Company IP.

(e)    IP Legal Actions and Orders. Except as disclosed on Section 3.07(e) of the Company Disclosure Schedule, there are no material Legal Actions pending or threatened: (i) alleging any infringement, misappropriation, or violation by the Company or any of its Subsidiaries of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, or ownership of any Company-Owned IP or the Company or any of its Subsidiaries’ rights with respect to any Company IP. The Company and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company IP.

(f)     No Impairment. The consummation of the transactions contemplated by, and compliance by the Company with the provisions of, this Agreement, will not result in the termination, cancellation, loss, or impairment of, nor require the payment of additional amounts or the Consent of any Person in respect of, or result in the creation of any Lien in or upon, any Company IP.

(g)    Company IT Systems. In the past two (2) years, there has been no material malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems. The Company and its Subsidiaries have used their reasonable best efforts to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements.

(h)     Privacy and Data Security. The Company and each of its Subsidiaries have complied in all material respects with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s and its Subsidiaries’ businesses. Except as does not, individually or in the aggregate, constitute a Company Material Adverse Effect, in the past two (2) years, the Company and its Subsidiaries have not: (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in their possession or control; or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Legal Action by any Governmental Entity or other Person concerning the Company’s or any of its Subsidiaries’ collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and there are no facts or circumstances that could reasonably be expected to give rise to any such Legal Action.

Section 3.08    Compliance; Permits.

(a)     Compliance. The Company and each of its Subsidiaries are and, since January 1, 2021, have been in material compliance with, all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound. Since January 1, 2021, no Governmental Entity has issued any notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law.

(b)     Permits. The Company and its Subsidiaries hold, to the extent necessary to operate their respective businesses substantially as such businesses are being operated as of the date hereof, all Permits. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, except as disclosed on Section 3.08(b) of the Company Disclosure Schedule. The Company and each of its Subsidiaries is and, since January 1, 2021, has been in compliance in all material respects with the terms of all Permits.

Section 3.09    Litigation. There is, and since January 1, 2021 there has been, no Legal Action pending or threatened in writing against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any officer or director of the Company or any of its Subsidiaries in their capacities as such, other than any such Legal Action that: (a) does not involve an amount in controversy in excess of $50,000; and (b) does not seek material injunctive or other material non-monetary relief. None of the Company or any of its Subsidiaries or any of their respective properties or assets are subject to any material order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Entity, arbitrator, or other tribunal, whether temporary, preliminary, or permanent (“Order”). To the Knowledge of the Company, there are, and since January 1, 2021 there have been, no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations, pending or threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any officer or director of the Company.

Section 3.10    Brokers’ and Finders’ Fees. Other than Lincoln International LLC (the “Company Financial Advisor”), pursuant to an engagement letter listed in Section 3.10 of the Company Disclosure Schedule, a correct and complete copy of which has been provided to Parent, no broker, finder or investment banker is entitled to any investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar fees in connection with this Agreement or any transaction contemplated by this Agreement based on arrangements made by or on behalf of the Company or any of its Subsidiaries or Affiliates.

Section 3.11   Related Person Transactions. Since December 31, 2023, there have been no transactions, or series of related transactions, agreements, arrangements, or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements, or understandings, that would be required to be disclosed under Item 404(a) of Regulation S-K that have not been otherwise disclosed in the Company SEC Documents filed prior to the date hereof.

Section 3.12    Employee Benefit Issues.

(a)    Schedule. Section 3.12(a) of the Company Disclosure Schedule contains a true and complete list, as of the date hereof, of each material plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, retirement, health, major medical, dental, life insurance, death, accidental death & dismemberment, disability, fringe (including under Section 132 of the Code), or wellness benefits, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, or director of the Company or any of its Subsidiaries (each, a “Company Employee”), or with respect to which the Company or any Company ERISA Affiliate has or may have any Liability (collectively, the “Company Employee Plans”); provided that, for the avoidance of doubt, the following need not be set forth on Section 3.12(a) of the Company Disclosure Schedule: (i) any employment contract (A) with an employee below the level of Vice President, or (B) that is in all material respects consistent with a standard form previously made available to Parent where the severance period or required notice of termination provided is not in excess of thirty (30) days, (ii) any plan or arrangement sponsored or maintained by a Governmental Entity or required to be provided to a service provider pursuant to applicable Law; and (iii) any equity award that is disclosed pursuant to Section 3.02(b)(i).

(b)    Documents. The Company has made available to Parent correct and complete copies (or, if a plan or arrangement is not written, a written description) of all Company Employee Plans and amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (ii) the most recent determination letter received regarding the tax-qualified status of each Company Employee Plan; (iii) the most recent financial statements for each Company Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent plan year for each Company Employee Plan; (v) the current summary plan description and any related summary of material modifications and, if applicable, summary of benefits and coverage, for each Company Employee Plan; and (vi) all actuarial valuation reports related to any Company Employee Plans.

(c)    Employee Plan Compliance. (i) Each Company Employee Plan has been established, administered, and maintained in accordance, in all material respects, with its terms and in compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, or with respect to a pre-approved plan, can rely on an opinion letter from the IRS to the pre-approved plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of the Company no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Company and its Subsidiaries, where applicable, have timely made all contributions, benefits, premiums, and other payments required by and due under the terms of each Company Employee Plan and applicable Law and accounting principles, and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with, GAAP; (iv) except to the extent limited by applicable Law, each Company Employee Plan can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without any liability to Parent, the Company, or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) there are no investigations, audits, inquiries, enforcement actions, or Legal Actions pending or threatened by the IRS, U.S. Department of Labor, U.S. Department of Health and Human Services, Equal Employment Opportunity Commission, or any similar Governmental Entity or subagency with respect to any Company Employee Plan; (vi) there are no Legal Actions pending or threatened in writing with respect to any Company Employee Plan (in each case, other than routine claims for benefits); (vii) neither the Company nor any of its Company ERISA Affiliates has engaged in a transaction that could subject the Company or any Company ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA; and (viii) all Foreign Company Employee Plans that are intended to be funded or book-reserved are funded or book-reserved, as appropriate, based on reasonable actuarial assumptions.

(d)    Plan Liabilities. Neither the Company nor any Company ERISA Affiliate has: (i) incurred or reasonably expects to incur, either directly or indirectly, any liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law relating to any Company Employee Plan and nothing has occurred that could reasonably be expected to constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Company Employee Plan; (ii) except for payments of premiums to the Pension Benefit Guaranty Corporation (“PBGC”) which have been timely paid in full, incurred any liability to the PBGC in connection with any Company Employee Plan covering any active, retired, or former employees or directors of the Company or any Company ERISA Affiliate, including, without limitation, any liability under Sections 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility, or withdrawn from any such Company Employee Plan in a manner that could subject it to liability under Sections 4062, 4063 or 4064 of ERISA; (iii) failed to satisfy the health plan compliance requirements under the Affordable Care Act, including the employer mandate under Section 4980H of the Code and related information reporting requirements; (iv) failed to comply with Sections 601 through 608 of ERISA and Section 4980B of the Code, regarding the health plan continuation coverage requirements under COBRA; (v) failed to comply with the privacy, security, and breach notification requirements under HIPAA; (vi) failed to comply with the mental health parity requirements under MHPAEA, or (vii) incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 or 4204 of ERISA to any multiemployer plan and nothing has occurred that presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization, or insolvency of any such multiemployer plan which could result in any liability of the Company or any Company ERISA Affiliate to any such multiemployer plan. No complete or partial termination of any Company Employee Plan has occurred or is expected to occur.

(e)      Certain Company Employee Plans. With respect to each Company Employee Plan:

(i)    no such plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither the Company nor any of its Company ERISA Affiliates has now or at any time within the previous six years (6) contributed to, sponsored, maintained, or had any liability or obligation in respect of any such multiemployer plan or multiple employer plan;

(ii)    no Legal Action has been initiated by the PBGC to terminate any such Company Employee Plan or to appoint a trustee for any such Company Employee Plan;

(iii)    no Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of the Company or any Company ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code.; and

(iv)    no “reportable event,” as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such Company Employee Plan.

(f)     No Post-Employment Obligations. Other than routine claims for benefits: (i) there are no pending or threatened claims in writing by or on behalf of any participant in any Company Employee Plan, or otherwise involving any Company Employee Plan or the assets of any Company Employee Plan; and (ii) no Company Employee Plan provides post-termination or retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any Company ERISA Affiliate has any Liability to provide post-termination or retiree health benefits to any person or ever represented, promised, or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree health benefits, except to the extent required by COBRA or other applicable Law.

(g)     Potential Governmental or Lawsuit Liability. No Company Employee Plan is presently or has within the three (3) years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity. No Company Employee Plan is presently the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity.

(h)    Section 409A Compliance. Each Company Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(i)     Health Plan Compliance. Each of the Company and its Subsidiaries complies with the applicable requirements under ERISA and the Code, including COBRA, HIPAA, MHPAEA, and the Affordable Care Act, and other federal requirements for employer-sponsored health plans, and any corresponding requirements under state statutes, with respect to each Company Employee Plan that is a group health plan within the meaning of Section 733(a) of ERISA, Section 5000(b)(1) of the Code, or such state statute.

(j)    Effect of Transaction. Neither the execution or delivery of this Agreement, the consummation of the Merger, nor any of the other transactions contemplated by this Agreement will (either alone or in combination with any other event): (i) entitle any current or former director, employee, contractor, or consultant of the Company or any of its Subsidiaries to severance pay or any other payment; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; or (iii) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan. No amount that could be received (whether in cash or property or the vesting of any property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, director, or other service provider of the Company under any Company Employee Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(k)    Employment Law Matters. The Company and each of its Subsidiaries: (i) is in compliance in all material respects with all applicable Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing Company Employees.

(l)      Labor. Neither Company nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its or their operations. No work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees employed within the United States is pending, threatened, or has occurred in the last two (2) years, and, to the Knowledge of the Company, no work stoppage, slowdown, or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened, or has occurred in the last two (2) years. None of the Company Employees are represented by a labor organization, work council, or trade union and, to the Knowledge of the Company, there is no organizing activity, Legal Action, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at the Company or any of its Subsidiaries, or any Company Employees. There are no Legal Actions, government investigations, or labor grievances pending or threatened relating to any employment-related matter involving any Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law.

Section 3.13     Real Property and Personal Property Matters.

(a)     Real Property. Neither the Company nor any of its Subsidiaries owns any real property or interest therein. Neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b)    Leased Real Estate. Section 3.13(b) of the Company Disclosure Schedule contains a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the date hereof for each such Leased Real Estate (including the date and name of the parties to such Lease document). The Company has delivered or made available to Parent a true and complete copy of each such Lease. Except as set forth on Section 3.13(b) of the Company Disclosure Schedule, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to the Lease, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Lease; (iii) the Company’s or its Subsidiary’s possession and quiet enjoyment of the Leased Real Estate under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease; and (iv) there are no Liens on the estate created by such Lease other than Permitted Liens. Neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Lease or any interest therein nor has the Company or any of its Subsidiaries subleased, licensed, or otherwise granted any Person (other than another wholly owned Subsidiary of the Company) a right to use or occupy such Leased Real Estate or any portion thereof.

(c)     Real Estate Used in the Business. The Leased Real Estate identified in Section 3.13(b) of the Company Disclosure Schedule comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company or any of its Subsidiaries.

(d)    Personal Property. The Company and each of its Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens.

Section 3.14    Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company:

(a)    Compliance with Environmental Laws. The Company and its Subsidiaries are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as currently conducted.

(b)    No Disposal, Release, or Discharge of Hazardous Substances. Neither the Company nor any of its Subsidiaries has disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any real property currently or, to the Knowledge of the Company, formerly owned, leased, or operated by it or any of its Subsidiaries or at any other location that is: (i) currently subject to any investigation, remediation, or monitoring; or (ii) reasonably likely to result in liability to the Company or any of its Subsidiaries, in either case of (i) or (ii) under any applicable Environmental Laws.

(c)    No Production or Exposure of Hazardous Substances. Neither the Company nor any of its Subsidiaries has: (i) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with Environmental Laws, at any of the Leased Real Estate; or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(d)     No Legal Actions or Orders. Neither the Company nor any of its Subsidiaries has received written notice of and there is no Legal Action pending or threatened in writing against the Company or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order, settlement agreement, or other written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.

(e)     No Assumption of Environmental Law Liabilities. Neither the Company nor any of its Subsidiaries has expressly assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

Section 3.15    Material Contracts.

(a)     Material Contracts. Section 3.15(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the following Contracts (other than any Company Employee Plans) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets or businesses are bound (and any material amendments, supplements and modifications thereto), and the Company has provided Parent with correct and complete copies of same, including all amendments thereto:

(i)    any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), whether or not filed by the Company with the SEC;

(ii)    any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (A) officer of the Company, (B) member of the Company Board, or (C) Company Employee providing for an annual base salary or payment in excess of $250,000;

(iii)    any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than (A) any guaranty by the Company or a Subsidiary thereof of any of the obligations of (1) the Company or another wholly owned Subsidiary thereof or (2) any Subsidiary (other than a wholly owned Subsidiary) of the Company that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iv)    any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of assets or capital stock or other equity interests of any Person (A) with a fair market value or aggregate consideration under such Contract in excess of $250,000 or (B) pursuant to which the Company or any of its Subsidiaries has a continuing earn-out or other contingent payment obligation or any indemnification obligation;

(v)    Contracts with any of the top ten largest suppliers by purchases made by the Company or any of its Subsidiaries during the twelve (12) month period ended December 31, 2023;

(vi)     Contracts with any of the top ten largest customers by sales made by the Company or any of its Subsidiaries during the twelve (12) month period ended December 31, 2023;

(vii)     Contracts concerning any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company, other than any such Contract solely between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(viii)    Contracts containing a covenant materially restricting the ability of the Company or any of its Subsidiaries to engage in any line of business in any geographic area or to compete with any Person, to market any product or to solicit customers;

(ix)     any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any assets, rights, or properties of the Company or any of its Subsidiaries;

(x)     any Contract that contains any provision that requires the purchase of all or a material portion of the Company’s or any of its Subsidiaries’ requirements for any product or service from a third party;

(xi)    any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(xii)      any material Company IP Agreement;

(xiii)    any employee collective bargaining agreement or other Contract with any labor union or other organization purporting to represent the Company’s employees;

(xiv)    any Contract that is a settlement or similar Contract involving payments by the Company or its Subsidiaries after the Closing in excess of $250,000 in the aggregate or any injunctive or similar equitable obligations that impose restrictions on the Company or any of its Subsidiaries;

(xv)    any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, as lender, in each case in excess of $250,000, other than (A) accounts payable, and (B) loans to direct or indirect wholly owned Subsidiaries of the Company; or

(xvi)    mortgages, indentures, credit agreements, loan agreements and similar instruments pursuant to which the Company or any of its Subsidiaries has or will incur or assume any indebtedness or has or will guarantee or otherwise become liable for any indebtedness of any other Person for borrowed money in excess of $250,000 other than any indentures, credit agreements, loan agreements or similar instruments between or among the Company and any of its Subsidiaries.

(b)    All Contracts set forth or required to be set forth in Section 3.15(a) of the Company Disclosure Schedule or filed or required to be filed as exhibits to the Company SEC Documents (except to the extent subsequently terminated or superseded) (the “Company Material Contracts”) are valid, binding and in full force and effect and are enforceable by the Company or the applicable Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Legal Action seeking enforcement may be brought. The Company, or the applicable Subsidiary, has performed all material obligations required to be performed by it under the Company Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder, and to the Knowledge of the Company, no other party to any Company Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder. Since December 31, 2022, neither the Company nor any of its Subsidiaries has received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Company Material Contract or any intent to terminate, cancel, or modify any Company Material Contract (whether as a result of a change in control or otherwise).

Section 3.16    Insurance. All material insurance policies maintained by the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and as is sufficient to comply with applicable Law. Neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. To the Knowledge of the Company: (i) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (ii) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

Section 3.17    Proxy Statement. None of the information included or incorporated by reference in the letter to the stockholders, notice of meeting, proxy statement, and forms of proxy (collectively, the “Company Proxy Statement”), to be filed with the SEC in connection with the Merger, will, at the time it is filed with the SEC in definitive form, at the time it (or any amendment or supplement thereto) is first disseminated to the Company’s stockholders, or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Company Proxy Statement. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.18    Anti-Corruption Matters. Since December 31, 2021, none of the Company, any of its Subsidiaries or any director, officer or employee of the Company or any of its wholly-owned Subsidiaries has: (a) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Entity; (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”); or (c) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Since December 31, 2021, neither the Company nor any of its Subsidiaries has disclosed to any Governmental Entity that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of the Company, no Governmental Entity is investigating, examining, or reviewing the Company’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters. The Company and each of its wholly-owned Subsidiaries and, to the Knowledge of the Company, their Affiliates have at all times since December 31, 2021, conducted their respective businesses in material compliance with the FCPA (including the recordkeeping provisions of the FCPA) and all similar Laws, and the Company and each of its Subsidiaries have instituted and maintained policies, procedures, and controls designed to ensure continued compliance therewith and with all similar Laws).

Section 3.19    Fairness Opinion. The Company Board has received the opinion of the Company Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the holders of shares of Company Common Stock (other than any Cancelled Shares and any Dissenting Shares) in the transactions contemplated by this Agreement, is fair, from a financial point of view, to such holders. As of the date of this Agreement, such opinion has not been withdrawn, revoked, or modified. The Company will deliver to Parent promptly following the execution of this Agreement an executed copy of the written opinion received from the Company Financial Advisor solely for informational purposes.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.01    Organization. Parent is a limited liability company duly organized, validly existing, and in good standing under the Laws of Texas. Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of Delaware.

Section 4.02    Authority; Non-Contravention; Governmental Consents; Board Approval.

(a)     Authority. Each of Parent and Merger Sub has all requisite limited liability company or corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, subject to, in the case of the consummation of the Merger, the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary limited liability company or corporate action on the part of Parent and Merger Sub and no other proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of the consummation of the Merger, the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity. A complete and accurate list of each of the directors and officers of each of Parent and Merger Sub is set forth in Section 4.02(a) of the Parent Disclosure Schedules.

(b)    Non-Contravention. The execution, delivery, and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation, certificate of formation, company agreement, or bylaws of Parent or Merger Sub; (ii) assuming that all of the Consents contemplated by clauses (i) through (v) of Section 4.02(c) have been obtained or made, conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Parent’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Parent or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Parent or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(c)     Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery, and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing with the SEC of (A) the Company Proxy Statement in definitive form in accordance with the Exchange Act, and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under any Antitrust Laws that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the Nasdaq; (v) the Other Governmental Approvals; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(d)      Board Approval.

(i)    The members and board of managers of Parent, by resolutions duly adopted by a unanimous vote at a meeting of all members and managers of Parent duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Parent and Parent’s equity holders, and (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein.

(ii)    The board of directors of Merger Sub by resolutions duly adopted by a unanimous vote at a meeting of all directors of Merger Sub duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Merger Sub and Parent, as the sole stockholder of Merger Sub, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and (C) resolved to recommend that Parent, as the sole stockholder of Merger Sub, approve the adoption of this Agreement in accordance with the DGCL.

Section 4.03    Proxy Statement. None of the information with respect to Parent or Merger Sub that Parent or any of its Representatives furnishes in writing to the Company expressly for use or incorporation in the Company Proxy Statement will, at the time such Proxy Statement is filed with the SEC in definitive form, at the time it (or any amendment or supplement thereto) is first disseminated to the Company’s stockholders, or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company or its Representatives.

Section 4.04    Financing.

(a)     Delivery of Financing Commitment. Concurrently with the execution of this Agreement, Parent has delivered to the Company a true and complete copy of the executed Debt Commitment Letter, including the Debt Fee Letter, if any, which Debt Fee Letter has been redacted with respect to interest rates, fee amounts, pricing caps and other similar economic terms (including any “market flex” provisions).

(b)      Status of Financing Commitments. As of the date of this Agreement:

(i)    the Debt Commitment Letter is in full force and effect, subject to the terms and conditions set forth therein;

(ii)    the Debt Commitment Letter has not been amended, supplemented or modified in any manner;

(iii)    the commitments under the Debt Commitment Letter have not been withdrawn, rescinded, replaced or terminated;

(iv)    no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent or any other party thereto under the Debt Commitment Letter that could, in either case, reasonably be expected to result in the failure of the funding obligations thereunder; and

(v)    neither Parent nor any of its Affiliates has entered into any material written agreement, side letter or other arrangement relating to the Debt Financing, other than as set forth in the Debt Commitment Letter, if any.

(c)     Adequate Proceeds. The aggregate cash proceeds of the Debt Financing (both before and after giving effect to the exercise of any or all applicable “market flex” provisions) will be sufficient to consummate the transactions contemplated in this Agreement in accordance with the terms hereof, including the making of all payments to be made by or on behalf of Parent on the Closing Date.

(d)    Conditions to Commitments. Parent will be able to satisfy the Financing Conditions on a timely basis in accordance with the terms of the Debt Commitment Letter and this Agreement.

(e)    Financing Not a Condition. Without limiting or modifying any provisions of Article VII or Section 8.16, Parent understands and acknowledges that its obligations under this Agreement are not contingent or conditional upon Parent’s consummation of any financing arrangements or Parent’s obtaining of any financing for or in connection with the Merger.

Section 4.05    Financial Capability. Parent has or will have, and will cause Merger Sub to have, on or prior to the Closing Date, funds that are, together with any funds obtained pursuant to the Debt Financing, sufficient to pay the aggregate Merger Consideration contemplated by this Agreement.

Section 4.06    Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened, Legal Action against Parent or any of its Subsidiaries, including Merger Sub, nor is there any injunction, Order, judgment, ruling, or decree imposed upon Parent or any of its Subsidiaries, including Merger Sub, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 4.07    Ownership of Company Common Stock. Neither Parent nor any of its Affiliates or Associates “owns” (as defined in Section 203(c)(9) of the DGCL) any shares of Company Common Stock.

Section 4.08    Ownership of Parent and Merger Sub. All of the outstanding equity interests of Parent and Merger Sub have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding equity interests of Merger Sub are, and at the Effective Time will be, wholly owned directly or indirectly by Parent. Merger Sub was formed solely for purposes of the Merger and, except for matters incident to its formation and organization and the execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement, has not prior to the date hereof engaged in any business or other activities.

Section 4.09    No Stockholder and Management Arrangements. Except for this Agreement, or as expressly authorized by the Company Board, neither Parent or Merger Sub, nor any of their respective officers, directors or affiliates, is a party to any Contract, or has made or entered into any formal or informal arrangement or other understanding (including as to continuing employment), with any stockholder, director or officer of the Company relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, or the Surviving Corporation or any of its affiliates, businesses or operations from and after the Effective Time.

Section 4.10    Brokers. No broker, finder or investment banker is entitled to any investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar fees in connection with this Agreement or any transaction contemplated by this Agreement based on arrangements made by or on behalf of Parent, Merger Sub or any of their respective Affiliates for which the Company would be liable in connection the Merger.

Section 4.11    No Other Representations and Warranties. Each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and none of Parent or Merger Sub has relied upon, any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement including the accuracy or completeness thereof other than the representations and warranties contained in ARTICLE III. Each of Parent and Merger Sub acknowledges and agrees that the Company and its Subsidiaries, and each of their respective Affiliates, stockholders, and Representatives, shall have no liability to Parent, Merger Sub, or their respective Affiliates, stockholders, or Representatives for breach of warranty or breach of representation based upon any information provided or made available (including in any data rooms, management presentations, information or descriptive memorandum or supplemental information), or statements made (or any omissions therefrom), to Parent, Merger Sub, or any of their respective Affiliates, stockholders or Representatives, except as and only to the extent set forth in ARTICLE III, the related sections of the Company Disclosure Schedule or any officers’ certificates or other closing document delivered by or on behalf of the Company pursuant to or in connection with this Agreement; provided, however, that the foregoing shall not apply to the Company and its Subsidiaries with regard to any fraud or intentional misrepresentation by the Company or any of its Subsidiaries, Affiliates or Representatives.

ARTICLE V
COVENANTS

Section 5.01    Conduct of Business of the Company. During the period from the date of this Agreement until the earlier of the termination of this Agreement (in accordance with its terms) or the Effective Time, the Company shall, and shall cause each of its Subsidiaries (i) except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), to conduct its business in all material respects in the ordinary course of business consistent with past practice, (ii) to comply in all material respects with all applicable Laws and the terms and conditions of all Company Material Contracts (which for the purpose of this Section 5.01 shall include any Contract that would be a Company Material Contract if existing on the date of this Agreement), and (iii) to use its reasonable best efforts to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ goodwill and present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it. Without limiting the generality of the foregoing, except as required by Law, as set forth in Section 5.01 of the Company Disclosure Schedule or as otherwise expressly contemplated by any other provision of this Agreement, between the date of this Agreement and the Effective Time or the earlier of the termination of this Agreement (in accordance with its terms), the Company shall not, nor shall it permit any of its Subsidiaries to, take any of the following actions without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed):

(a)    amend its Charter Documents (other than amendments that are not adverse to Parent and do not prevent or delay the consummation of the transactions contemplated by this Agreement);

(b)    (i) split, combine, or reclassify any Company Securities except with respect to any Subsidiaries of the Company, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Company Securities except with respect to any Subsidiaries of the Company, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends or other distributions from its direct or indirect wholly owned Subsidiaries);

(c)    issue, sell, pledge, dispose of, or encumber any Company Securities or Company Subsidiary Securities, other than the issuance of Company Securities upon the exercise of Company Options or settlement of Company RSUs outstanding as of the date hereof in accordance with their terms;

(d)    except (i) in the ordinary course of business consistent with past practice and disclosed to Parent prior to the date of this Agreement or (ii) as required by this Agreement, applicable Law or the existing terms of any Company Employee Plan or Contract in effect as of the date of this Agreement (A) increase the compensation payable or to become payable by the Company or any of its Subsidiaries to directors, officers, or employees, (B) promote any officers or employees, except in connection with Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee after the date of this Agreement, (C) hire any new employee at the level of manager or above or with an annual base salary in excess of $250,000 or engage any independent contractor whose engagement may not be terminated by the Company without penalty on sixty (60) days’ notice or less, or (D) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement;

(e)    acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof, or make any loans, advances, or capital contributions to or investments in any Person, other than (A) acquisitions by the Company from any wholly owned Subsidiary or among any wholly owned Subsidiaries of the Company or (B) any other acquisitions pending on the date hereof with a purchase price of less than $250,000;

(f)    (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise), or pledge, encumber, mortgage, or otherwise subject to any Lien (other than a Permitted Lien), any capital stock or other equity interests in any Subsidiary of the Company or any other material assets; provided, that the foregoing shall not prohibit the Company and its Subsidiaries from engaging in such transferring, selling, leasing, or disposing of material assets (A) as required by the terms of existing Contracts, (B) in connection with the sale or purchase of goods or inventory in the ordinary course of business consistent with past practice, or (C) in connection with the disposition of obsolete, surplus, or worn out equipment , inventory or assets that are no longer used in the ordinary course of the Company’s business; or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization, except with respect to any wholly owned Subsidiary of the Company;

(g)    repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any of its wholly owned Subsidiaries) or enter into any arrangement having the economic effect of any of the foregoing, except in connection with (i) refinancings of existing indebtedness (other than as contemplated by the Merger or this Agreement) on terms reasonably acceptable to (and with the prior written consent of) Parent, (ii) borrowings under the Company’s existing credit facilities or issuances of commercial paper for working capital and general corporate purposes in the ordinary course of business, (iii) letters of credit for the benefit of Company vendors in the ordinary course of business consistent with past practice, (iv) indebtedness to any seller incurred in connection with the acquisition of any Person or assets permitted under Section 5.01(e) and (v) indebtedness not to exceed $250,000 in any single transaction or series of related transactions;

(h)    enter into or amend or modify in any material respect, consent to the termination of or fail to exercise any renewal rights with respect to, or waive, release, or assign any rights or claims under, any Company Material Contract or any Lease with respect to material Leased Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to material Leased Real Estate hereunder, in each case other than in the ordinary course of business consistent with past practice (such ordinary course of business including renewals or extensions of any existing Company Material Contracts and amendments that accompany such renewals or extensions in the ordinary course of business);

(i)    settle or compromise any material Legal Action involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $500,000 in the aggregate, other than (i) any Legal Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, or (ii) the payment, satisfaction or settlement of claims, liabilities, or obligations reflected or reserved against in the statements disclosed in the Company SEC Documents; provided, that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief;

(j)    make any change in any method of financial accounting principles or practices, in each case except for any such change required by GAAP, applicable Law, Nasdaq or by a Governmental Entity;

(k)    (i) settle or compromise any material Tax claim, audit, or assessment for an amount in excess of the amount reserved or accrued on the Company Balance Sheet, or (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any Tax Returns or file claims for material Tax refunds, or (iv) enter into any closing agreement, surrender in writing any right to claim any Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or its Subsidiaries;

(l)    enter into any agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(m)    take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state anti-takeover statute or similar statute or regulation that applies to the Company, with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(n)    abandon, allow to lapse, sell, assign, transfer, grant any security interest in, fail to renew or extend, or otherwise encumber or dispose of any material Company IP, or grant any right or license to any Company IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(o)    modify any privacy policies of the Company or any of its Subsidiaries or the integrity, security, or operation of the Company IT Systems in any manner adverse to the Company and its Subsidiaries, individually or in the aggregate;

(p)    terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(q)    engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(r)    adopt or implement any stockholder rights plan or similar arrangement;

(s)    terminate or modify any Company Employee Plans maintained by the Company or its Subsidiaries; or

(t)    agree or commit to do any of the foregoing.

Section 5.02    Access to Information; Confidentiality.

(a)    Access to Information. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access, at reasonable times during normal business hours and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, upon prior notice to the Company, to the officers, employees, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, promptly furnish to Parent such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time; provided, however, that neither the Company nor any of its Subsidiaries shall be required to provide access to or furnish or disclose such information to the extent that the Company reasonably believes that such access or disclosure would (i) jeopardize the protection of, or result in the loss of, attorney-client privilege or breach, contravene or violate any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy, loss, or contravention), (ii) result in the disclosure of any trade secrets of third parties in violation of applicable Law or any confidentiality obligations owed to any third party or otherwise breach, contravene or violate any effective Contract existing on the date hereof to which the Company or any of its Subsidiaries is a party, (iii) result in the disclosure of materials provided to the Company Board or resolutions or minutes of the Company Board, in each case, that were provided to the Company Board in connection with its consideration of the Merger or the sale process leading to the Merger. No investigation by Parent or Parent’s Representatives hereunder shall affect the Company’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement. Notwithstanding anything contained in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall be required to provide any access or furnish any information pursuant to this Section 5.02 to the extent such access or information is reasonably pertinent to a Legal Action where the Company or any of its affiliates, on the one hand, and Parent or any of its affiliates, on the other hand, are adverse parties or reasonably likely to become adverse parties. The Company may, as it deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 5.02 as “Outside Counsel Only Material.” Such materials and information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside legal counsel to employees (including in-house legal counsel), officers, directors or other independent contractors (including accountants and expert witnesses) of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

(b)    Confidentiality. Each party agrees that all information provided to the other party or the other party’s Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby, including any information obtained pursuant to Section 5.02(a), shall be treated in accordance with the Confidentiality Agreement, dated February 1, 2024, between Parent and the Company (the “Confidentiality Agreement”). Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein. Prior to the Closing, each of Parent and Merger Sub shall not, and shall cause their respective Representatives not to, contact or otherwise communicate with the employees (other than members of the Company’s senior leadership team), customers, suppliers, or distributors of the Company and its Subsidiaries, or, except as required pursuant to Section 5.08, any Governmental Entity, regarding the business of the Company, this Agreement or the transactions contemplated by this Agreement without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.03    No Solicitation.

(a)    Takeover Proposal. Except as permitted by this Section 5.03, during the period from the date of this Agreement until the earlier of the Effective Time or the valid termination of this Agreement in accordance with its terms, the Company shall not, and shall direct its Subsidiaries and the Company’s and its Subsidiaries’ respective Representatives not to, directly or indirectly: (i) solicit, initiate or induce the making, submission or announcement of, or knowingly encourage or facilitate, any Takeover Proposal or any proposal that could reasonably be expected to lead to any Takeover Proposal; (ii) continue, conduct, or engage in any discussions or negotiations with any third party (other than solely informing a third party of the existence of the provisions contained in this Section 5.03), disclose any non-public information relating to the Company or any of its Subsidiaries to any third party, afford access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries to any third party, in any such case where such action is intended to or could reasonably be expected to induce, assist, participate in, or knowingly facilitate or encourage any effort by, any third party (or its potential sources of financing) that is contemplating or seeking to make, or has made, any Takeover Proposal; (iii) except where a failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries; (iv) approve, endorse or recommend any Takeover Proposal; (v) approve any transaction under, or any third party other than Parent and Merger Sub becoming an “interested stockholder” under, Section 203 of the DGCL; (vi) enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract (other than an Acceptable Confidentiality Agreement) contemplating or relating to any Takeover Proposal (each, a “Company Acquisition Agreement”); or (vii) approve, authorize, agree, or publicly announce any intention to do any of the foregoing. The Company shall, and shall direct its Subsidiaries and the Company’s and its Subsidiaries’ Representatives to immediately cease and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information.

(b)    Permitted Conduct Related to Certain Takeover Proposals. Notwithstanding Section 5.03(a), prior to the receipt of the Requisite Company Vote, the Company Board, directly or indirectly through any Representative, may, subject to Section 5.03(c) and Section 5.03(d): (i) participate or engage in negotiations or discussions with any third party (and its Representatives, prospective debt and equity financing sources and/or their respective Representatives) that has made or is making (and not withdrawn) a bona fide, unsolicited, written Takeover Proposal that the Company Board believes in good faith, based on information then available and after consultation with its financial advisors and outside legal counsel, constitutes or could reasonably be expected to lead to a Superior Proposal; and (ii) furnish to such third party (and its Representatives, prospective debt and equity financing sources and/or their respective Representatives) any non-public information relating to the Company or any of its Subsidiaries, or afford to such third party making such Takeover Proposal (and its Representatives, prospective debt and equity financing sources and/or their respective Representatives) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be provided promptly to Parent for informational purposes (and in all events within 24 hours)); provided, in each such case that: (A) none of the Company or its Subsidiaries or any of their respective Representatives shall have violated any of the provisions of this Section 5.03, and (B) the Company Board first shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that it is required to take such action consistent with its fiduciary duties under applicable Law.

(c)    Notification to Parent. The Company Board shall promptly (and in any event within 24 hours) notify Parent if the Company determines to begin providing information or to engage in discussions or negotiations concerning a Takeover Proposal pursuant to Section 5.03(b). The Company shall promptly (and in any event within 24 hours) notify Parent in the event that it obtains Knowledge of the receipt by the Company (or any of its Representatives) of any Takeover Proposal, any inquiry that could reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries by any third party. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request, including any proposed financing. The Company shall keep Parent informed, on a current basis, of the status and terms of any such Takeover Proposal, indication or request, including any amendments or proposed amendments as to price, proposed financing, and other material terms thereof. The Company shall provide Parent with at least two (2) Business Days’ prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Takeover Proposal. At least two (2) Business Days prior to furnishing or making available to any third party any non-public information concerning the Company and any of its Subsidiaries or their respective businesses, present or future performance, financial condition, or results of operations, the Company shall furnish copies of all such non-public information to Parent, to the extent such information has not been previously provided to Parent.

(d)    Permitted Conduct Related to a Superior Proposal. Notwithstanding anything to the contrary contained in Section 5.03(a), if the Company has received a bona fide written Takeover Proposal that the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes, or could reasonably be expected to lead to, a Superior Proposal, at any time prior to the receipt of the Requisite Company Vote, the Company Board may: (i) effect a Company Adverse Recommendation Change with respect to such Superior Proposal or (ii) terminate this agreement pursuant to Section 7.04(a) in order to enter into a Company Acquisition Agreement with respect to such Superior Proposal, in each case, that did not result from a breach of this Section 5.03, if: (A) the Company promptly notifies Parent, in writing, at least five (5) Business Days (the “Superior Proposal Notice Period”) before taking the action described in clause (i) or (ii) of this Section 5.03(d), of its intention to take such action with respect to such Takeover Proposal, which notice shall state expressly that the Company has received a Takeover Proposal that the Company Board intends to declare is a Superior Proposal, and that the Company Board intends to take the action described in clause (i) or (ii) of this Section 5.03(d); (B) the Company specifies the identity of the party making the Takeover Proposal and the material terms and conditions thereof in such notice and includes an unredacted copy of the Takeover Proposal and attaches to such notice the most current version of any proposed agreement (which version shall be updated on a prompt basis) for such Takeover Proposal and any related documents, including financing documents, to the extent provided by the relevant party in connection with the Takeover Proposal; (C) the Company and its Representatives, during the Superior Proposal Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if requested by Parent and Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Superior Proposal Notice Period, there is any revision to the material terms of a Superior Proposal, including any revision in price or financing, the Company shall be required to deliver a new written notice to Parent satisfying the requirements of clause (A) of this sentence and to comply with the requirements of this Section 5.03(d) with respect to such new written notice, and the Superior Proposal Notice Period shall be deemed to have recommenced on the date of such new notice (it being understood that there may be multiple extensions); and (D) the Company Board determines in good faith, after consulting with its financial advisors and outside legal counsel, that such Takeover Proposal continues to constitute a Superior Proposal (after taking into account any adjustments made by Parent during the Superior Proposal Notice Period in the terms and conditions of this Agreement) and that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

(e)    Intervening Event. Notwithstanding anything to the contrary contained in Section 5.03(a), the Company Board may at any time prior to the receipt of the Requisite Company Vote effect a Company Adverse Recommendation Change if (i) the Company Board determines, in good faith, after consultation with its financial advisors and outside legal counsel, that an Intervening Event has occurred and is continuing and (ii) the failure to effect a Company Adverse Recommendation Change in response to such Intervening Event would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that such Company Adverse Recommendation Change shall not occur unless (A) the Company shall have given Parent written notice advising Parent of the material information and facts relating to such Intervening Event, and that the Company Board intends to hold a meeting to consider and determine whether to make a Company Adverse Recommendation Change in response to such Intervening Event, at least five (5) Business Days’ prior to any such meeting of the Company Board, (B) during such five (5)-Business Day period, the Company has negotiated in good faith with Parent (to the extent Parent wishes to so negotiate) to make such adjustments to the terms and conditions of this Agreement as would obviate the need for the Company Board to effect a Company Adverse Recommendation Change, and (C) at the end of such five (5) Business Day period, the Company Board (after consultation with its financial advisors and outside legal counsel and taking into account any adjustments offered by Parent to the terms and conditions of this Agreement) makes a determination described in this clause (ii) that the failure of the Company Board to make such a Company Adverse Recommendation Change in response to such Intervening Event would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law; provided, further, that each time any material amendment, modification or change to the Intervening Event occurs (whether before or after the Company Board makes such a determination), the Company shall notify Parent of such material amendment, modification or change in writing and such written notice shall commence a new five (5)-Business Day period during which the Company shall negotiate in good faith with Parent (to the extent Parent wishes to so negotiate) adjustments to the terms and conditions of this Agreement as contemplated above (it being understood that there may be multiple such extensions).

(f)    Compliance with Tender Offer Rules. Nothing contained herein shall prevent the Company Board or any committee thereof from (i) disclosing to the Company’s stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or (ii) making any disclosure to the stockholders of the Company if the Company Board reasonably determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties to the stockholders of the Company or violate applicable Law; provided, however, that this Section 5.03(f) shall not be deemed to permit the Company Board to make a Company Adverse Recommendation Change or take any other actions prohibited by this Section 5.03 except to the extent expressly permitted by Section 5.03(b), Section 5.03(d) and Section 5.03(e), and provided further, that any public disclosure (other than any “stop, look and listen” statement made under Rule 14d-9(f) under the Exchange Act) by the Company or the Company Board (or any committee thereof) relating to any determination, position or other action by the Company, the Company Board or any committee thereof with respect to any Takeover Proposal shall be deemed to be a Company Adverse Recommendation Change unless the Company expressly and publicly reaffirms the Company Board Recommendation in such disclosure.

Section 5.04    Stockholders Meeting; Preparation of Proxy Materials; Approval by Sole Stockholder of Merger Sub.

(a)      Company Stockholders Meeting. The Company shall take all action necessary in accordance with the DGCL and the Charter Documents to duly call, give notice of, convene, and hold the Company Stockholders Meeting as soon as reasonably practicable after the date of this Agreement. Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 5.03 hereof, the Company Proxy Statement shall include the Company Board Recommendation. Subject to Section 5.03 hereof, the Company shall use reasonable best efforts in compliance with all applicable Laws, to solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger (including by postponing or adjourning the Company Stockholders Meeting to allow additional solicitation of proxies in order to obtain the Requisite Company Vote, if necessary). The Company may, if it receives an unsolicited Takeover Proposal or if the Company Board otherwise determines in good faith after consultation with outside counsel that the Company’s failure to provide the stockholders with additional information would cause the Company Proxy Statement to contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, delay the mailing of the Company Proxy Statement or the holding of the Company Meeting, in each case for such reasonable period as would provide a reasonable opportunity for the Company Board to consider such Takeover Proposal or such additional information and to determine what additional actions the Company Board may be required to take in response thereto in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, in any case as permitted by Section 5.03. The Company shall set a record date for Persons entitled to notice of, and to vote at, the Company Stockholders Meeting. The Company shall keep Parent updated with respect to proxy solicitation results. The Company shall have the right, after good faith consultation with Parent, to, and shall at the request of Parent, postpone or adjourn the Company Stockholders Meeting: (A) for the absence of a quorum, (B) to allow reasonable additional time to solicit additional proxies if necessary in order to obtain the Requisite Company Vote, (C) to allow reasonable additional time for the filing and mailing of any necessary supplement or amendment to the Company Proxy Statement as provided above, (D) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed), or (E) if required by Law.

(b)    Preparation of Company Proxy Statement. In connection with the Company Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement (and no later than thirty (30) days after the date hereof), the Company shall prepare and file the Company Proxy Statement with the SEC. Parent, Merger Sub, and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement. The Company shall not file the Company Proxy Statement, or any amendment or supplement thereto, without providing Parent a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company shall use its reasonable best efforts to cause the Company Proxy Statement to comply as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Company Proxy Statement as promptly as practicable after receipt thereof and to cause the Company Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Company Proxy Statement. Each of Parent, Merger Sub, and the Company agree to correct any information provided by it for use in the Company Proxy Statement which shall have become false or misleading and the Company shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction. The Company shall as soon as reasonably practicable: (i) notify Parent of the receipt of any comments from the SEC with respect to the Company Proxy Statement and any request by the SEC for any amendment to the Company Proxy Statement or for additional information; and (ii) provide Parent with copies of all written correspondence between (A) the Company or its Representatives, on the one hand, and (B) the SEC, on the other hand, with respect to the Company Proxy Statement.

(c)    Approval by Sole Stockholder of Merger Sub. Immediately following the execution and delivery of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the DGCL.

Section 5.05    Notices of Certain Events. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with ARTICLE VII, subject to applicable Law, the Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; (c) any Legal Action by or before any Governmental Entity being initiated by or against such party or any of its Subsidiaries, or, in the case of the Company only, known by such party to be threatened against such party or any of its Subsidiaries or any of their respective directors, officers, employees, or stockholders in their capacity as such, with respect to the Merger, or of any written correspondence received by such party from any Person asserting or threatening a claim with respect to the Merger or, in the case of the Company, any of the Company’s assets or properties, in each case, that is, or is reasonably likely to be, material to the Company or any of and its Subsidiaries and (d) any event, change, or effect between the date of this Agreement and the Effective time which, individually or in the aggregate, would reasonably be expected to result in the failure of any of the conditions set forth in ARTICLE VI of this Agreement to be satisfied; provided, that the delivery of any notice pursuant to this Section 5.05 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

Section 5.06    Employees; Benefit Plans.

(a)    Comparable Salary and Benefits. During the period commencing at the Effective Time and ending on the date which is twelve (12) months from the Effective Time (or if earlier, the date of the employee’s termination of employment with Parent and its Subsidiaries), and to the extent consistent with the terms of the governing plan documents, Parent shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to provide the employees of the Company and its Subsidiaries who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) with (i) annual base salary or wage level that is not less than the base salary or wage level provided to such Company Continuing Employee immediately prior to the Effective Time, (ii) annual target bonus opportunities (excluding equity-based compensation) that is not materially less favorable than the annual target bonus opportunities (excluding equity-based compensation) provided to such Company Continuing Employee immediately prior to the Effective Time, and (iii) other employee benefits (excluding any retiree health or defined benefit retirement benefits) that are not materially less favorable, in the aggregate, than the employee benefits (excluding any retiree health or defined benefit retirement benefits) provided by the Company and its Subsidiaries on the date of this Agreement.

(b)    Treatment of 2024 Bonus Plans. Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to assume, honor and continue each of the Company’s 2024 annual cash bonus plans that are in effect at the Effective Time, solely as such plans apply to the calendar year 2024, without any amendment or modification thereto, other than an amendment or modification required to comply with applicable Law or that is consented to by the Company Continuing Employee(s) impacted by such amendment or modification.

(c)    Waiver of Certain Conditions; Recognition of Prior Service. Parent shall, or shall cause the Surviving Corporation and each applicable Subsidiary to, use commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, evidence of insurability, actively at work requirements and waiting periods under any welfare benefit plan in which the Company Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time. Parent shall, or shall cause the Surviving Corporation to, credit and recognize, or cause to be credited and recognized the dollar amount of all co-payments deductibles, offsets and similar expenses incurred by each Company Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying each year’s deductible, out of pocket, co-payment or similar limitations or requirements under the relevant welfare benefit plans in which such Company Continuing Employee (and their eligible dependents) will be eligible to participate from and after the Effective Time. In addition, for purposes of determining eligibility to participate, level of benefits, vesting, and benefit accruals, each Company Continuing Employee’s service with (or service otherwise recognized by) the Company or any of its Subsidiaries, as reflected on the Company’s records, shall be treated as service with Parent, the Surviving Corporation, or a Subsidiary thereof; provided, however, that such service need not be recognized with respect to any defined benefit pension plan, nonqualified deferred compensation plan, or severance benefit plan, or to the extent that such recognition would result in duplication of benefits.

(d)    Termination of Benefit Plans. Effective no later than the day immediately preceding the Closing Date, the Company shall terminate any Company Employee Plans maintained by the Company or its Subsidiaries that Parent has requested to be terminated by providing a written notice to the Company at least thirty (30) days prior to the Closing Date; provided, that such Company Employee Plans can be terminated in accordance with their terms and applicable Law without any adverse consequences with respect to any Company ERISA Affiliate; and provided further, that nothing in this Section 5.06(d) shall limit Parent’s obligation to cause the Surviving Corporation and each of its Subsidiaries, as applicable, to provide employee benefits to Company Continuing Employees to the extent required by Section 5.06(a). No later than the day immediately preceding the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plans have been terminated.

(e)    Employees Not Third-Party Beneficiaries. This Section 5.06 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.06, express or implied, shall confer upon any Company Employee (including any Company Continuing Employee), any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.06. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) shall alter or limit the ability of the Surviving Corporation, Parent, or any of their respective Affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; or (iii) shall prevent the Surviving Corporation, Parent, or any of their respective Affiliates from terminating the employment of any Company Continuing Employee following the Effective Time. The parties hereto acknowledge and agree that the terms set forth in this Section 5.06 shall not create any right in any Company Employee (including any Company Continuing Employee) or any other Person to any continued employment with the Surviving Corporation, Parent, or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any Company Employee and the Surviving Corporation.

(f)    Prior Written Consent. With respect to matters described in this Section 5.06, the Company will not send any written notices or other written communication materials to Company Employees without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

Section 5.07    Directors’ and Officers’ Indemnification and Insurance.

(a)    Indemnification. From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless, and shall advance expenses as incurred, to the fullest extent provided under (i) the Charter Documents in effect as of the date of this Agreement and (ii) any Contract of the Company or its Subsidiaries in effect as of the date of this Agreement and listed on Section 5.07 of the Company Disclosure Schedule, each present and former director and officer of the Company and its Subsidiaries and each of their respective employees who serves as a fiduciary of a Company Employee Plan (each an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any Legal Action or investigation, whether civil, criminal, administrative or investigative, whenever asserted, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including in connection with this Agreement or the transactions contemplated by this Agreement. Parent agrees that all rights to indemnification, advancement of expenses, and exculpation arising from, relating to, or otherwise in respect of, acts or omissions occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions) existing as of the Effective Time in favor of any Indemnified Party as provided in the Charter Documents of the Company or pursuant to any other Contracts of the Company or its Subsidiaries, in each case as in effect on the date of this Agreement and disclosed on Section 5.07 of the Company Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall be observed by the Surviving Corporation to the fullest extent permitted by applicable Law. For a period of no less than six (6) years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause the Charter Documents of the Surviving Corporation to maintain in effect provisions with respect to indemnification, advancement of expenses, and exculpation that are at least as favorable to the Indemnified Parties as the indemnification, advancement of expenses, and exculpation provisions set forth in the Charter Documents of the Company as of the date of this Agreement or in any Contract of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect as of the date of this Agreement and disclosed on Section 5.07 of the Company Disclosure Schedule, and shall not amend, repeal or otherwise modify any such provisions in any manner, except as required by Law, that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or its Subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any claim made within such period shall continue until the final disposition of such Proceeding, as provided in the Charter Documents of the Company or any Contract listed on Section 5.07 of the Company Disclosure Schedule.

(b)    Insurance. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to obtain, as of the Effective Time, “tail” policies to the current directors’ and officers’ liability insurance maintained on the date of this Agreement by the Company with a claims period of six (6) years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties, or, if substantially equivalent insurance coverage is unavailable, the best available coverage, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time; provided, however, that in no event will the Surviving Corporation be required to pay aggregate annual premiums for such coverage in excess of 350% percent of the last annual premium paid by the Company or any of its Subsidiaries for such insurance prior to the date of this Agreement, which amount is set forth in Section 5.07(b) of the Company Disclosure Schedule (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual aggregate premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Parent will cause the Surviving Corporation to obtain, the greatest coverage available for a cost not exceeding an annual aggregate premium equal to the Maximum Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained by the Company prior to the Effective Time, which policies provide such directors and officers with such coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of this Agreement or the transactions contemplated by this Agreement. For the avoidance of doubt, and notwithstanding anything herein to the contrary, the Company shall be permitted, at its sole discretion, to obtain such prepaid policies that provide such coverage prior to the Effective Time.

(c)    Survival. The obligations of Parent and the Surviving Corporation under this Section 5.07 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives, and (ii) shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.07 applies without the written consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.07 applies shall be third party beneficiaries of this Section 5.07, each of whom may enforce the provisions of this Section 5.07 as to himself or herself).

(d)    Assumption by Successors and Assigns; No Release or Waiver. In the event Parent, the Surviving Corporation or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, Parent and the Surviving Corporation shall cause proper provision to be made so that such successors and assigns of Parent or the Surviving Corporation, as the case may be, shall expressly assume all of the obligations set forth in this Section 5.07. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification or advancement of expenses provided for in this Section 5.07 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.08     Reasonable Best Efforts.

(a)     Governmental and Other Third-Party Approvals; Cooperation and Notification. Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.08), each of the parties hereto shall, and shall cause its Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable (and in any event no later than the End Date), the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Entities and the making of all necessary registrations, filings, and notifications (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; (ii) the obtaining of all material consents or waivers required to be obtained from third parties; provided, however, that the Company shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested; and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Company and Parent shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company, on the one hand, or Parent or Merger Sub, on the other hand, receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Neither Parent nor the Company shall commit to or agree (or permit any of their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll, or extend any applicable waiting period under any applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned, or delayed). The Company will pay all filing fees required to be paid to the SEC in connection with the Company Proxy Statement, including the fees required by Rule 0-11 and Rule 14a-6(i) under the Exchange Act, and Parent will pay, or cause its affiliates to pay, all filing fees required under any other regulatory Laws for any of the transactions contemplated by this Agreement.

(b)    Governmental Antitrust Authorities. Without limiting the generality of the undertakings pursuant to Section 5.08(a) hereof, the parties hereto shall: (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Entities with jurisdiction over the Antitrust Laws (each such Governmental Entity, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority as necessary, proper, or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any consents and filings under any Antitrust Laws as promptly as practicable following the date of this Agreement and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under any applicable Antitrust Laws; and (ii) subject to the terms set forth in Section 5.08(c) hereof, use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods.

(c)    Actions or Proceedings. The parties agree that Parent and the Company shall cooperate fully in jointly devising and controlling the strategy for obtaining clearances, approvals and waiting period expirations under Regulatory Laws, including any filings, notifications, submissions and communications with or to any Governmental Entity in connection therewith. In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate with Parent and Merger Sub and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement.

(d)    Limitations. Neither Parent nor Merger Sub shall, and Parent and Merger Sub shall cause their Affiliates not to: (i) take any action the effect of which, or refrain from taking any action the effect of refraining from which, could reasonably be expected to materially delay or impede the ability of the parties to consummate any of the transactions contemplated by this Agreement, or (ii) acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to materially increase the risk of any Governmental Entity seeking an Order prohibiting or that would reasonably be expected to materially delay, the consummation of any of the transactions contemplated by this Agreement.

(e)    No Divestitures; Other Limitations. Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub, or any of their respective Subsidiaries shall be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or Order to: (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries; (ii) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries in any manner; or (iii) impose any restriction, requirement, or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub, or any of their respective Subsidiaries; provided, that if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement, or Order so long as such requirement, condition, limitation, understanding, agreement, or Order is only binding on the Company in the event the Closing occurs.

(f)    Continued Business Operation. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control, supervise or direct the operations of the Company or its Subsidiaries prior to the consummation of the Merger. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control, supervision and direction over its and its Subsidiaries’ business operations.

Section 5.09    Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent, and Parent and the Company will issue such press release promptly following the execution of this Agreement. Thereafter, each of the Company and Parent agrees that no public release, statement, announcement, or other disclosure concerning the Merger and the other transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by: (a) applicable Law, (b) court process, (c) the rules or regulations of any applicable United States securities exchange, or otherwise disclosed in any Company SEC Documents, or (d) any Governmental Entity to which the relevant party is subject or submits, provided, in each such case, the party making the release, statement, announcement, or other disclosure shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.09 shall not apply to any release, statement, announcement or other disclosure made with respect to: (i) a Superior Proposal or a Company Adverse Recommendation Change, in each case, issued or made in compliance with Section 5.03; or (ii) any other disclosure issued or made in compliance with Section 5.03. The Company shall file one or more current reports on Form 8-K with the SEC attaching the announcement press release and a copy of this Agreement as exhibits.

Section 5.10    Anti-Takeover Statutes. If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Shares (including any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law) becomes or is deemed to be applicable to Parent, the Merger Sub, the Company, the Merger, or any other transaction contemplated by this Agreement, then each of the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 5.11    Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be reasonably necessary to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time.

Section 5.12    Stock Exchange Delisting; Deregistration. To the extent requested by Parent, prior to the Effective Time, the Company shall reasonably cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done, all things reasonably necessary, proper, or advisable on its part under applicable Laws and the rules and policies of the Nasdaq to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from the Nasdaq and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Effective Time.

Section 5.13    Stockholder Litigation. The Company shall promptly advise Parent after becoming aware of any Legal Action commenced or threatened against the Company or any of its directors by any stockholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement, the transactions contemplated hereby (including the Merger and the other transactions contemplated hereby) or any disclosures contained in the Company Proxy Statement or publicly made in connection therewith and shall keep Parent reasonably informed regarding any such Legal Action. The Company shall: (a) give Parent the opportunity to participate in the defense and settlement of any such stockholder litigation, (b) keep Parent reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such stockholder litigation, and provide Parent with the opportunity to consult with the Company regarding the defense of any such litigation, which advice the Company shall consider in good faith, and (c) not settle any such stockholder litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed, or conditioned). Notwithstanding anything to the contrary in this Section 5.13, any matters relating to Dissenting Shares shall be governed by Section 2.03.

Section 5.14    Obligations of Merger Sub. During the period from the date of this Agreement and the earlier of the Effective Time or the valid termination of this Agreement in accordance with ARTICLE VII, Merger Sub shall not engage in any activity of any nature except for activities contemplated by, related to or in furtherance of the transactions contemplated by this Agreement (including enforcement of its rights under this Agreement), and, subject to the foregoing, neither Parent nor Merger Sub shall take or agree to take any action that would prevent or materially delay the consummation of the transactions contemplated by this Agreement. Parent hereby guarantees the prompt payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to cause Merger Sub to perform its obligations under this Agreement, and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

Section 5.15    Resignations. At the written request of Parent, the Company shall cause each director of the Company or any director of any of the Company’s Subsidiaries to resign in such capacity, with such resignations to be effective as of the Effective Time.

Section 5.16    Balance Sheet Cash. The Company shall cause the balance sheet cash of the Company to be not less than $14,200,000 as of the Closing Date, after (i) giving effect to the payment of all expenses incurred by the Company and obligations of the Surviving Corporation in connection with this Agreement and the Merger and other transactions contemplated hereby, including but not limited to the payments that the Surviving Corporation is required to make in respect of all Company Stock Options and Company Phantom Stock Units pursuant to Section 2.07 and (ii) including all amounts expected to be received by the Company in connection with the disposition of any of the Company’s entities.

Section 5.17    Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company owned, acquired or assumed or to be owned, acquired or assumed by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.18    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and all conveyance fees, and recording charges (including any penalties and interest) incurred in connection with the Merger shall be borne by the Surviving Corporation,

Section 5.19     Financing.

(a)      Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to consummate on the Closing Date the Debt Financing on the terms and subject to the conditions (including the “market flex” provisions) set forth in the Debt Commitment Letter, including using its commercially reasonable efforts to:

(i)    maintain in full force and effect the Debt Commitment Letter in accordance with the terms and subject to the conditions thereof until the Merger is consummated or this Agreement is terminated in accordance with its terms; and without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) not permit any amendment or modification to be made to, not consent to any waiver of any provision or remedy under, and not replace, the Debt Commitment Letter, in any case if such amendment, modification, waiver or replacement imposes new or additional conditions or otherwise materially amends or modifies any of the conditions to the funding of the Debt Financing in a manner that could reasonably be expected to delay or prevent the Closing; provided, that, Parent may amend, modify or supplement the Debt Commitment Letter to (x) add lenders, lead arrangers, bookrunners, syndication agents or similar entities who have not executed the Debt Commitment Letter as of the date hereof, (y) effectuate any “market flex” provisions contained therein; provided further, however, that, Parent shall disclose to the Company its intention to enter into any such amendment, modification, waiver or replacement of the Debt Commitment Letter prior to the effectiveness of such amendment, modification, waiver or replacement and shall promptly furnish to the Company copies of executed versions of any such amendment, modification, waiver or replacement;

(ii)      satisfy on a timely basis all conditions to the Debt Financing that are within its control;

(iii)    negotiate, execute and deliver Debt Financing Documents that reflect and are consistent with the terms contained in the Debt Commitment Letter (including any “market flex” provisions related thereto) as the same may be amended, modified or supplemented as permitted by this Agreement; and

in the event that all conditions set forth in Section 6.01 and Section 6.02 have been satisfied or waived or, upon funding of the Debt Financing would be satisfied, cause the full amount of the Debt Financing to be funded as contemplated by the Debt Commitment Letter at the Closing.

(b)     Parent shall provide to the Company, upon request, copies of all executed agreements and other documents relating to the Debt Financing and keep the Company informed on a reasonably current basis and in reasonable detail of all material developments with respect to the status of its efforts to arrange the Debt Financing.

(c)     Without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), neither Parent nor any of its affiliates shall take any action that could reasonably be expected to materially delay or prevent the consummation of the Debt Financing.

(d)    If any Financing Failure Event occurs, Parent shall (unless Parent determines that the affected portion of the Debt Financing is not reasonably required to consummate the Merger) promptly notify the Company thereof and use its commercially reasonable efforts to obtain, as promptly as practicable, on terms reasonably as favorable to Parent (as reasonably determined by Parent) as the terms of the Debt Commitment Letter, alternative debt financing (“Debt Replacement Financing”) in an amount that would, together with other funds readily available to Parent, be sufficient to pay the aggregate Merger Consideration on the Closing Date. Parent shall deliver to the Company copies of all executed contracts or other arrangements pursuant to which any alternative source shall have committed to provide any portion of the Debt Replacement Financing (provided that any fee letters in connection therewith may be redacted with respect to interest rates, fee amounts, pricing caps and other similar economic terms (including any “market flex” provisions). Any Debt Replacement Financing shall be subject to the same obligations as set forth in this Section 5.19 with respect to the Debt Financing.

(e)     All non-public or otherwise confidential information regarding the Company and its Subsidiaries obtained by Parent or its representatives shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent shall be permitted to disclose such information to potential investors and lenders in connection with the Debt Financing subject to such investors and lenders entering into customary confidentiality undertakings with respect to such information.

(f)    Notwithstanding anything contained in this Section 5.19 or anything else in this Agreement to the contrary, in no event shall the commercially reasonable efforts of Parent be deemed or construed to require Parent to, and Parent shall not be required to, (x) incur or pay any fees to obtain a waiver or amendment of any term of the Debt Commitment Letter or any Debt Financing Documents in excess (in the aggregate) of those contemplated by the Debt Commitment Letter as of the date hereof, (y) agree to conditionality or economic terms of the Debt Financing that are less favorable to Parent than those contemplated by the Debt Commitment Letter (including any market flex provisions therein) as of the date hereof, or (z) obtain or seek equity financing to supplement or replace all or any portion of the Debt Financing.

Section 5.20    Debt Financing Cooperation.

(a)    The Company shall use commercially reasonable efforts to provide such cooperation in connection with the arrangement of the Debt Financing as is customary for similar debt financings and is reasonably requested by Parent; provided, that (i) the Company shall in no event be required to provide any such assistance that could reasonably be expected to unreasonably or materially interfere with its business operations, (ii) neither the Parent nor any of its Financing Sources shall have the right to perform any investigative procedures that involve damage to any property or other assets of the Company or its Subsidiaries, and (iii) nothing herein shall require the Company or any of its Subsidiaries to furnish any information not customarily required for completion of debt financings similar to the Debt Financing. Such assistance shall include, but not be limited to, the following, each of which shall be at Parent’s written request with reasonable prior notice:

(i)       cooperation with the Financing Sources’ due diligence, including participation in due diligence sessions conducted by conference call;

(ii)     participation by the senior management team of the Company in the customary marketing activities undertaken in connection with the marketing of the Debt Financing, including (A) preparation of customary marketing material and authorization letters and participation in due diligence sessions related thereto, and (B) a reasonable number of road shows and meetings with prospective lenders and debt investors;

(iii)      participation by senior management of the Company in, and assistance with, the preparation of rating agency presentations and meetings with rating agencies, if necessary;

(iv)    delivery to Parent of the Financing Information and such other financial information and other pertinent information regarding the Company and its Subsidiaries and their respective businesses as Parent may reasonably request in connection with the preparation of such marketing materials, road show presentations or rating agency presentations;

(v)       participation by senior management of the Company in the negotiation of the Debt Financing Documents;

(vi)    preparation and delivery of all documentation and other information required by regulatory authorities under applicable “know your customer,” beneficial ownership and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent requested by the Financing Sources;

(vii)    taking such corporate actions as shall be reasonably requested by Parent (which actions shall not be effective prior to the Closing) to authorize and direct persons who shall remain officers or directors of the Company or any of its Subsidiaries after the Closing to take such actions as Parent or the Financing Sources shall reasonably request to facilitate the consummation of the Debt Financing on the Closing Date, including (subject to and contingent upon the Closing) the execution by and on behalf of the Company or any of its Subsidiaries, as applicable, security agreements, financing statements and other documents and instruments, in forms appropriate for filing, necessary to pledge, grant security interests in, and otherwise establish liens on the assets of the Company and its Subsidiaries;

(viii)    the taking of such other actions and the execution and delivery of such other certificates, documents and instruments, containing such certifications, representations, covenants and agreements, by officers of the Company as Parent or Parent’s Financing Sources may reasonably request in connection with the Debt Financing;

provided, however, that (1) no obligation of the Company or any of its Subsidiaries under any such certificate, document or instrument, nor any authorizing resolutions in respect of the same, shall be effective until the Closing, it being understood that all such obligations and authorizations shall be based on authorizations (including the appointment of directors and authorized officers) provided by, and derived exclusively from the authority of, Parent as the controlling equityholder of the Company as constituted after giving effect to the Closing; (2) none of the Company or any of its Subsidiaries shall be required to take any action under any certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Closing), that does not terminate without liability to the Company upon the termination of this Agreement or that would be effective prior to the Closing; and (3) the foregoing provisions shall not require cooperation to the extent it would (I) interfere unreasonably with the business or operations of the Company or any of its Subsidiaries, (II) cause any condition to Closing to not be satisfied or otherwise cause any breach of this Agreement (including any representations or warranties thereunder), (III) cause the Company or any of its Subsidiaries to incur liability in connection with the Financing prior to the Effective Time, (IV) result in the material contravention of, or that could reasonably be expected to result in a material violation or breach of, or a default under, any Laws, under any material Contract or under any confidentiality arrangement to which the Company or any of its Subsidiaries is a party in effect on the date hereof, (V) require the Company to undertake any actions that the Company reasonably believes could result in the loss of any legal or other applicable privilege, (VI (provided that, in the case of any confidentiality obligation, the Company shall, to the extent permitted by such confidentiality arrangement, notify Parent if any information that Parent or any Financing Source has specifically requested is being withheld as a result of any such obligation of confidentiality), require the Company to provide access to or disclose information that the Company determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries or would otherwise be restricted from disclosure in accordance with the proviso in Section 5.02(a), (VII) require the Company to deliver or cause the delivery of any legal opinions or accountants’ comfort letters or reliance letters in connection with the Debt Financing, (VIII) require the Company to conduct any intrusive, destructive or invasive physical testing (including, without limitation, any Phase II environmental testing) of any owned real estate, (IX) require the Company or any of its Subsidiaries to prepare separate financial statements for any of the Company’s Subsidiaries or to change any fiscal period, (X) require the Company to amend any terms of this Agreement, (XI) require the Company or any of its Subsidiaries to take any action that would subject any director, manager, partner, officer or employee of the Company or any of its Subsidiaries to any actual or potential personal liability, or (XII) require the Company or any of its Subsidiaries to make any representations, warranties or certifications as to which, after the Company’s use of commercially reasonable efforts to cause such representation, warranty or certification to be true, the Company has determined that such representation, warranty or certification is not true. Notwithstanding anything to the contrary elsewhere in this Agreement, neither the Company nor any Subsidiary thereof shall be required to pay any commitment or other similar fee or make any other payment or incur any other expense or liability (other than the reasonable costs of providing the cooperation, authorization letters and other documents and information required by this Section 5.20(a)) or provide or agree to provide any indemnity in connection with the Debt Financing, except for any such obligation, liability or indemnity that is not effective unless and until the Closing occurs.

(b)    The Company shall not be required to agree to any contractual obligation relating to the Debt Financing that is not conditioned upon the Closing and that does not terminate without liability to the Company and its affiliates upon the termination of this Agreement. The Company shall not be required to deliver or cause the delivery of any legal opinions or reliance letters in connection with the Debt Financing.

(c)    Parent shall indemnify and hold harmless the Company and its Subsidiaries, and each of their respective directors, officers, employees, agents and other Representatives, from and against any and all liabilities, costs or expenses suffered or incurred in connection with the Debt Financing or any assistance or activities provided in connection therewith. Parent shall reimburse the Company for all documented out-of-pocket third-party costs and expenses incurred by the Company in complying with its obligations under Section 5.20(a) upon the earlier of the Closing Date or any termination of this Agreement.

(d)    Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 6.02(b), as applied to the Company’s obligations under this Section 5.20, shall be deemed to be satisfied unless the Debt Financing has not been obtained as a direct result of the Company’s breach of its obligations under this Section 5.20. Parent acknowledges and agrees that obtaining the Financing is not a condition to Closing. For the avoidance of doubt, if the Financing has not been obtained, Parent shall continue to be obligated, until such time as this Agreement is terminated in accordance with its terms and subject to the waiver or fulfillment of the conditions set forth in Section 6.01 and Section 6.03, to complete the transactions contemplated by this Agreement.

ARTICLE VI
CONDITIONS

Section 6.01    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing of each of the following conditions:

(a)     Company Stockholder Approval. This Agreement will have been duly adopted by the Requisite Company Vote.

(b)     Regulatory Approvals. All required filings have been made and all required approvals obtained (or waiting periods expired or terminated) under any applicable Antitrust Laws.

(c)    No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement, and no Law shall be in effect that makes consummation of the Merger illegal or otherwise prohibits or interferes with the consummation of the Merger.

(d)    Governmental Consents. All consents, approvals and other authorizations of any Governmental Entity set forth in Section 3.03(c)(v) of the Company Disclosure Schedule and required to consummate the Merger and the other transactions contemplated by this Agreement (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware) shall have been obtained, free of any condition that would constitute a Company Material Adverse Effect or reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 6.02    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Parent and Merger Sub on or prior to the Closing of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties contained in (A) Section 3.01(a)(i), Section 3.03(a), Section 3.03(d), Section 3.03(e) and Section 3.05(a) shall be true and correct (other than de minimis inaccuracies), and (B) Section 3.01(a)(ii)-(iv), Section 3.02(d), and Section 3.10 shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date); (ii) the representations and warranties of the Company contained in Section 3.02(a)-(c) shall be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as if made at and as of such date; and (iii) the representations and warranties of the Company set forth in ARTICLE III of this Agreement (other than those contained in the Sections listed in the preceding clauses (i) and (ii) of this sentence) shall be true and correct (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially” or similar qualifiers) as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct does not constitute, individually or in the aggregate, a Company Material Adverse Effect.

(b)     Performance of Covenants. The Company shall have performed and complied with all agreements and covenants in this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c)      Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect.

(d)    Officers Certificate. Parent shall have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying that the conditions set forth in Section 6.02(a), Section 6.02(b), and Section 6.02(c) hereof have been satisfied, provided, that the certification as to Section 6.02(c) may be qualified to the knowledge of the certifying officer.

(e)     No Litigation. No Legal Action by any Governmental Entity shall be pending challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement.

Section 6.03    Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing of the following conditions:

(a)     Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in ARTICLE IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “material adverse effect,” “in all material respects,” “in any material respect,” “material,” or “materially” or similar qualifiers) as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(b)    Performance of Covenants. Parent and Merger Sub shall have performed and complied with all agreements and covenants in this Agreement required to be performed by or complied with by them at or prior to the Closing.

(c)    Officers Certificate. The Company will have received a certificate, signed by an officer of Parent, certifying as to the matters set forth in Section 6.03(a) and Section 6.03(b).

Section 6.04    Frustration of Closing Conditions. Neither Parent, Merger Sub, nor the Company may rely, as a basis for not consummating the Merger or the other transactions contemplated by this Agreement, on the failure of any condition set forth in Section 6.01, Section 6.02, or Section 6.03, as applicable and as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of, or failure of such party to perform its obligations under, this Agreement.

ARTICLE VII
TERMINATION

Section 7.01    Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing (whether before or after the receipt of the Requisite Company Vote) by the mutual written consent of Parent and the Company.

Section 7.02    Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Closing (whether before or after the receipt of the Requisite Company Vote):

(a)    if the Merger has not been consummated on or before May 30, 2025 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose material breach of any representation or warranty, or failure to materially perform any covenant or obligation, set forth in this Agreement has been a cause of, or has resulted in, the failure of the Merger to be consummated on or before the End Date;

(b)    if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose material breach of any representation or warranty, or failure to materially perform any covenant or obligation, set forth in this Agreement has been a cause of, or has resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order; or

(c)    if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting, such Company Stockholders Meeting (including any adjournment or postponement thereof) shall have been held and completed, and the Requisite Company Vote shall not have been obtained at such meeting; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.02(c) if the failure to obtain the Requisite Company Vote is attributable to a failure on the part of such party to materially perform any obligation required to be performed by such party

Section 7.03    Termination By Parent. This Agreement may be terminated by Parent at any time prior to the Closing:

(a)    If: (i) a Company Adverse Recommendation Change shall have occurred or the Company shall have approved or adopted, or recommended the approval or adoption of, any Company Acquisition Agreement (it being understood and agreed that any written notice that the Company has provided information or taken any other action that it is permitted to provide or take pursuant to Section 5.03(b) or Section 5.03(c) shall not, in and of itself, result in Parent or Merger Sub having any termination rights pursuant to this Section 7.03(a)); and (ii) the Company shall have entered into a definitive agreement relating to a Takeover Proposal;

(b)    the Company shall have breached any of its covenants in Section 5.03 or Section 5.04 and, in the case of a breach of Section 5.04, such breach is continuing and incapable of being cured by the End Date, or, if capable of being cured by the End Date, shall not have been cured prior to the earlier of (x) thirty (30) Business Days after written notice thereof is given by Parent to the Company, or (y) the End Date; or

(c)    if there has been a breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied (other than conditions that by their nature are to be satisfied at the Closing, but which shall then be capable of satisfaction if the Closing were to occur on such date) and, such breach is continuing and incapable of being cured by the End Date, or, if capable of being cured by the End Date, shall not have been cured prior to the earlier of (i) thirty (30) Business Days after written notice thereof is given by Parent to the Company or (ii) the End Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.03(c) if there has been any material breach by Parent or Merger Sub of any representation, warranty, covenant, or obligation hereunder and such breach is continuing and has not been cured.

(d)     If, since the date of this Agreement, there shall have been a Company Material Adverse Effect.

Section 7.04    Termination By the Company. This Agreement may be terminated by the Company at any time prior to the Closing:

(a)    if prior to the receipt of the Requisite Company Vote at the Company Stockholders Meeting, the Company Board determines to accept a Superior Proposal, to the extent permitted by and subject to compliance with the applicable terms and conditions of this Agreement, including Section 5.03 hereof (including but not limited to its obligation under Section 5.03(d) to negotiate in good faith with Parent), and to enter into a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided, however, that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement; provided further, that the Company shall pay any amounts due pursuant to Section 7.06(a) hereof, in accordance with the terms, and at the times, specified therein;

(b)    if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied (other than conditions that by their nature are to be satisfied at the Closing, but which shall then be capable of satisfaction if the Closing were to occur on such date) and, such breach is continuing and incapable of being cured by the End Date, or, if capable of being cured by the End Date, shall not have been cured in all material respects prior to the earlier of (i) thirty (30) Business Days after written notice thereof is given by the Company to Parent or (ii) the End Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.04(b) if the Company is then in breach of any material representation, warranty, covenant, or obligation hereunder, and such breach is continuing and shall not have been cured; or

(c)    if (i) all of the conditions set forth in Section 6.01 and Section 6.02 have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but which shall then be capable of satisfaction if the Closing were to occur on such date) and Parent and Merger Sub fail to consummate the Closing on the date required by Section 1.02, (ii) the Company thereafter delivers written notice to Parent confirming that the requirements of clause (i) have been satisfied and stating that, if Parent performs its obligations hereunder and the Debt Financing is funded, then the Company will consummate the Closing in accordance with the terms of this Agreement, (iii) Parent would not be entitled to terminate this Agreement pursuant to Section 7.02 or Section 7.03, and (iv) Parent fails to consummate the transactions contemplated by this Agreement within five (5) Business Days after delivery of such notice, provided, that the conditions to the obligations of Parent and Merger Sub to consummate the Closing set forth in Section 6.01 and Section 6.02 remain satisfied or waived at the close of business on such fifth (5th) Business Day; and provided further, that during such five (5) Business Day period after delivery of such notice by the Company, Parent shall not be entitled to terminate this Agreement pursuant to Section 7.02(a).

Section 7.05    Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this ARTICLE VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to the other party or parties hereto specifying with particularity the reason for such termination and the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and any such termination in accordance with this Section 7.05 shall be effective immediately upon delivery of such written notice. If this Agreement is properly and validly terminated pursuant to this ARTICLE VII, it will become void and of no further force and effect (except with respect to Section 5.02(b), Section 5.09, Section 5.20(c), this Section 7.05, Section 7.06 and ARTICLE VIII), with no liability or obligation on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party or parties hereto, except: (a) with respect to Section 5.02(b), Section 5.09, Section 5.20(c), this Section 7.05, Section 7.06 and ARTICLE VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) nothing herein shall relieve any party with respect to any liabilities or damages incurred or suffered by another party or parties hereto, to the extent such liabilities or damages were the result of fraud or the breach by the first party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

Section 7.06    Fees and Expenses Following Termination.

(a)    If (i) this Agreement is terminated by the Company pursuant to Section 7.04(a) or terminated by Parent pursuant to Section 7.03(a), and (ii) the Company consummates a Takeover Proposal within six (6) months following the date of such termination of this Agreement, then the Company shall pay to Parent, promptly following the consummation of such transaction, the Termination Fee.

(b)    If this Agreement is terminated by the Company pursuant to Section 7.04(c), Parent shall pay to Company (by wire transfer of immediately available funds, to an account designated in writing by the Company, or in the absence of such designation, an account established for the sole benefit of the Company), within two (2) Business Days of such termination, the Termination Fee.

(c)    Each party acknowledges and agrees that the provisions of this Section 7.06 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, Parent and Merger Sub and the Company would not have entered into this Agreement.

(d)    In circumstances where the Termination Fee is payable to Parent in accordance with Section 7.06(a), Parent’s receipt of the Termination Fee (if received) from or on behalf of the Company shall be Parent’s and Merger Sub’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against the Company and its Subsidiaries and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the Merger or the other transactions contemplated by this Agreement, for any breach or failure to perform hereunder or otherwise, and upon payment of such amount, no such Person shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

(e)    In circumstances where the Termination Fee is payable to the Company in accordance with Section 7.06(b), the Company’s receipt of the Termination Fee (if received) from or on behalf of Parent shall be the Company’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against Parent and Merger Sub and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Parent Related Parties”) for all losses and damages suffered as a result of the failure of the Merger or the other transactions contemplated by this Agreement, for any breach or failure to perform hereunder or otherwise, and upon payment of such amount, no such Person shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

(f)    Except as expressly set forth in this Section 7.06 or elsewhere in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses.

(g)    Other than with respect to the right to seek specific performance of, or damages in respect of the breach of, Section 5.02(b) of this Agreement or the Confidentiality Agreement or the Voting Agreement, any claim or cause of action under this Agreement may only be brought against Persons that are expressly named as parties, and then only with respect to the specific obligations set forth in this Agreement. Other than claims related to the breach or violation of the Confidentiality Agreement or the Voting Agreement, no Company Related Party or Parent Related Party shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or Merger Sub or of or for any claim, investigation, or Legal Action, in each case under, based on, in respect of, or by reason of, this Agreement or the transactions contemplated by this Agreement (including the breach, termination or failure to consummate such transactions), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Legal Action, by virtue of any applicable Laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party or another Person (including a claim to enforce the Debt Commitment Letter) or otherwise. Notwithstanding anything to the contrary contained in this Agreement, neither any party hereto nor any of their respective subsidiaries, affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall have any direct rights or claims against any Financing Source (other than Parent and Merger Sub), in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise.

ARTICLE VIII
MISCELLANEOUS

Section 8.01    Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished or disclosed by or on behalf of the Company and its Subsidiaries and terms that are no less restrictive to the counterparty than those contained in the Confidentiality Agreement, provided, that such confidentiality agreement need not contain any “standstill” or similar provision or otherwise prohibit the making of any Takeover Proposal; and provided, further, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of Section 5.03.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act (HCERA).

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” means the Sherman Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, the HSR Act, and all other federal, state, foreign or supranational Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Associate” has the meaning set forth in Section 203(c)(2) of the DGCL.

“Book-Entry Share” has the meaning set forth in Section 2.01(c).

“Business Day” means any day other than a Saturday, Sunday, and those legal public holidays specified in 5 U.S.C. § 6103(a), as amended from time to time.

“Cancelled Shares” has the meaning set forth in Section 2.01(a).

“Certificate” has the meaning set forth in Section 2.01(c).

“Certificate of Merger” has the meaning set forth in Section 1.03.

“Charter Documents” has the meaning set forth in Section 3.01(b).

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 5.03(a).

“Company Adverse Recommendation Change” means the Company Board: (a) withdrawing, amending, modifying, or materially qualifying, in a manner adverse to Parent, the Company Board Recommendation; (b) failing to include the Company Board Recommendation in the Company Proxy Statement that is disseminated to the Company’s stockholders; (c) adopting, approving, recommending, publicly endorsing, or otherwise publicly declaring advisable a Takeover Proposal; (d) approving or causing the Company to enter into any merger agreement, letter of intent or other similar agreement relating to any Takeover Proposal; or (e) resolving or agreeing to take any of the foregoing actions.

“Company Balance Sheet” has the meaning set forth in Section 3.04(e).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.03(d).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Continuing Employees” has the meaning set forth in Section 5.06(a).

“Company Disclosure Schedule” has the meaning set forth in the introductory language in ARTICLE III.

“Company Employee” has the meaning set forth in Section 3.12(a).

“Company Employee Plans” has the meaning set forth in Section 3.12(a).

“Company Equity Award” means a Company Stock Option, a Company RSU, or a Company Phantom Stock Unit granted under one of the Company Stock Plans, as the case may be.

“Company ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Company Financial Advisor” has the meaning set forth in Section 3.10.

“Company IP” has the meaning set forth in Section 3.07(b).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party, beneficiary, or otherwise bound.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition, effect, or change (each, an “Effect”) that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole; or (b) the ability of the Company to perform its obligations under this Agreement or consummate the transactions contemplated hereby; provided, however, that, a Company Material Adverse Effect shall not be deemed to include any effect (alone or in combination) arising out of, relating to, or resulting from the following, and the following shall not otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) changes generally affecting the economy, financial, credit or securities markets, including inflation, monetary policy, commodity prices, interests rates or exchange rates, in the United States or globally, or changes generally affecting the industries (including seasonal fluctuations) in which the Company or its Subsidiaries operate in the United States or globally, or changes in political, labor or regulatory conditions; (ii) the continuation or worsening of supply chain disruptions affecting the industries in which the Company and its Subsidiaries operate; (iii) the negotiation, execution and delivery, announcement, pendency or consummation of this Agreement and the Merger, or the transactions contemplated by this Agreement, including the identity of, or the effect of any fact or circumstance relating to, the Parent or any of its Affiliates or any communication by Parent or any of its Affiliates regarding plans, proposals or projections with respect to the Company, its Subsidiaries or their employees; (iv) any changes or proposed changes in applicable Law or GAAP, other applicable accounting standards or the interpretation or enforcement thereof; (v) changes in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action or operation, sabotage, civil unrest, civil disobedience, national or international calamity, the outbreak of hostilities or acts of terrorism), changes due to natural disasters or changes in the weather, or changes due to the outbreak or worsening of epidemics, pandemics, or public health emergencies or other health crisis (including COVID-19); (vi) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, adjusted EBITDA or other financial or operating metrics for any period (it being understood that the underlying cause of such failure may be taken into account in determining whether there has been, or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (vii) any change, in and of itself, in the market price or trading volume of the Company’s securities or any suspension of trading, or any changes in the ratings or the ratings outlook for the Company by any applicable rating agency or changes in any analyst’s recommendations or ratings with respect to the Company (it being understood that the underlying cause of such change or suspension may be taken into account in determining whether there has been, or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) actions taken as required or specifically permitted by this Agreement or actions or omissions taken or not taken at the request of, or with the consent of, Parent; or (ix) any Legal Action arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions; provided further, however, that any Effect referred to in clauses (i), (ii), (iv), or (v) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if such effect has an adversely disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

“Company Material Contract” has the meaning set forth in Section 3.15(b).

“Company-Owned IP” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Phantom Stock Unit” has the meaning set forth in Section 2.07(c).

“Company Preferred Stock” has the meaning set forth in Section 3.02(a).

“Company Proxy Statement” has the meaning set forth in Section 3.17.

“Company RSU” has the meaning set forth in Section 2.07(b).

“Company Related Parties” has the meaning set forth in Section 7.06(d).

“Company SEC Documents” has the meaning set forth in Section 3.04(a).

“Company Securities” has the meaning set forth in Section 3.02(b)(ii).

“Company Stock Option” has the meaning set forth in Section 2.07(a).

“Company Stock Plans” means the following plans, in each case as amended: (i) 2021 Stock Compensation Plan of SPAR Group, Inc., effective as of August 12, 2021; (ii) 2020 Stock Compensation Plan of SPAR Group, Inc., effective as of January 19, 2021; (iii) 2018 Stock Compensation Plan of SGRP, effective as of May 2, 2018; (iv) 2008 Stock Compensation Plan, effective as of May 29, 2008, and as amended through May 28, 2009; (v) 2000 Stock Option Plan, as amended through May 16, 2006; (vi) 2001 Employee Stock Purchase Plan; and (vii) 2001 Consultant Stock Purchase Plan.

“Company Stockholders Meeting” means the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement.

“Company Subsidiary Securities” has the meaning set forth in Section 3.02(d).

“Confidentiality Agreement” has the meaning set forth in Section 5.02(b).

“Consent” has the meaning set forth in Section 3.03(c).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

“Debt Commitment Letter” means the debt commitment letter, dated as of the date hereof, together with the Debt Fee Letter and any other agreement, in each case, as amended, supplemented or replaced in accordance with this Agreement, pursuant to which the Financing Sources party thereto have agreed or may agree to provide or cause to be provided the Debt Financing for the purposes of financing the transactions contemplated by this Agreement, including the Merger Consideration.

“Debt Fee Letter” means that certain fee letter relating to the Debt Financing.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter.

“Debt Financing Documents” means the agreements, documents and certificates contemplated by the Debt Financing, including without limitation: (a) all credit agreements, loan documents, purchase agreements, underwriting agreements, indentures, debentures, notes, intercreditor agreements, lease agreements, mortgages and other security documents pursuant to which the Debt Financing will be governed or otherwise contemplated by the Debt Commitment Letter; (b) officer, secretary, solvency and perfection certificates, legal opinions, corporate organizational documents, good standing certificates, Lien searches, and resolutions contemplated by the Debt Commitment Letter or reasonably requested by Parent or its Financing Sources; (c) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act; and (d) agreements, documents or certificates that facilitate the creation, perfection or enforcement of liens securing the Debt Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, surveys, title insurance, landlord consent and access letters) as are reasonably requested by Parent or its Financing Sources.

“Debt Replacement Financing” has the meaning set forth in Section 5.19(d).

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 2.03.

“EDGAR” has the meaning set forth in Section 3.04(a).

“Effective Time” has the meaning set forth in Section 1.03.

“End Date” has the meaning set forth in Section 7.02(a).

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et. seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et. seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et. seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et. seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et. seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et. seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 3.03(c).

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing of the Company Proxy Statement, the filing of any required notices under any Antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Merger and the other transactions contemplated by this Agreement.

“Financing Conditions” means the Exclusive Funding Conditions, as defined in the Debt Commitment Letter.

“Financing Failure Event” means any of the following: (a) the commitments with respect to all or any material portion of the Debt Financing expiring or being terminated; (b) all or any material portion of the Debt Financing becoming unavailable; (c) a breach or repudiation of the Debt Commitment Letter by any party thereto of which Parent becomes aware; or (d) any party to the Debt Commitment Letter alleging in writing that any of the events set forth in the foregoing clauses has occurred.

“Financing Information” means information with respect to the business, operations and financial condition of the Company and its Subsidiaries that is required to be provided by the Financing Sources.

“Financing Sources” means the financial institutions that are party to the Debt Commitment Letter in the capacity as arranger, agent or lender.

“Foreign Company Employee Plan” means any Company Employee Plan pertaining to a Person located outside of the United States or Canada.

“GAAP” has the meaning set forth in Section 3.04(b).

“Governmental Antitrust Authority” has the meaning set forth in Section 5.08(b).

“Governmental Entity” means any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority.

“Hazardous Substance” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, mold, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning set forth in Section 5.07(a)

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights.

“Intervening Event” means any event, development, occurrence or change in circumstances that (a) is material to the Company and its Subsidiaries, taken as a whole, (b) was not known to the Company Board as of or prior to the date of this Agreement, and (c) does not involve or relate to a Takeover Proposal.

“IRS” means the United States Internal Revenue Service.

“JAMS” means Judicial Arbitration and Mediation Services, Inc.

“Knowledge” means: (a) with respect to the Company and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01 of the Company Disclosure Schedule; and (b) with respect to Parent and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 8.01 of the Parent Disclosure Schedule; in each case, after due inquiry.

“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.

“Lease” means all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Company or any of its Subsidiaries holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Leased Real Estate” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or any of its Subsidiaries.

“Legal Action” means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, examinations, or other similar legal proceedings by or pending before any Governmental Entity, arbitrator, mediator, or other tribunal.

“Liability” means any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

“Maximum Premium” has the meaning set forth in Section 5.07(b).

“Merger” has the meaning set forth in Section 1.01.

“Merger Consideration” has the meaning set forth in Section 2.01(b).

“Merger Sub” has the meaning set forth in the Preamble.

“MHPAEA” means the Paul Wellstone and Pete Domenici Mental Health Parity and Addiction Equity Act of 2008, as amended.

“Nasdaq” has the meaning set forth in Section 3.03(c).

“Order” has the meaning set forth in Section 3.09.

“Other Governmental Approvals” has the meaning set forth in Section 3.03(c).

“Parent” has the meaning set forth in the Preamble.

“Paying Agent” has the meaning set forth in Section 2.02(a).

“Parent Disclosure Schedule” means the disclosure schedule, dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.

“Parent Related Parties” has the meaning set forth in Section 7.06(e).

“Payment Fund” has the meaning set forth in Section 2.02(a).

“PBGC” has the meaning set forth in Section 3.12(d).

“Permits” means permits, licenses, registrations, variances, clearances, Consents, commissions, franchises, exemptions, Orders, authorizations, and approvals from Governmental Entities or from quasi-governmental entities having the legal authority to issue the same.

“Permitted Liens” means: (a) statutory Liens for current Taxes not yet due and payable; (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not delinquent; (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property that are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property that do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways that do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (f) any non-exclusive license to any Intellectual Property entered into in the ordinary course; (g) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation; and (h) such other Liens which would not, individually or in the aggregate, interfere materially with the ordinary conduct of the business of the Company and its Subsidiaries as currently conducted, taken as a whole, or materially detract from the use, occupancy, value or marketability of the property affected by such Lien.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Principal Stockholder” means William Bartels, who is the beneficial owner, directly or indirectly, of approximately 20.08% of the outstanding Company Securities.

“Representatives” means collectively, with respect to any Person, such Person’s directors, officers, Affiliates, employees, investment bankers, attorneys, accountants, consultants, brokers, or other agents, advisors, or authorized representative of such Person.

“Requisite Company Vote” has the meaning set forth in Section 3.03(a).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.04(a).

“SEC” has the meaning set forth in Section 3.03(c).

“Securities Act” has the meaning set forth in Section 3.04(a).

“Subsidiary” of a Person means any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” means a bona fide written Takeover Proposal that did not result from a breach of Section 5.03 (except that, for purposes of this definition, each reference in the definition of “Takeover Proposal” to “15% or more” shall be replaced with “all or substantially all”) that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel), is (a) reasonably likely to be consummated in accordance with its terms, and (b) if consummated, more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement; in each case, after taking into account: (i) all financial considerations, including an opinion of a nationally-recognized independent financial advisor as to the determination required by clause (b) of this paragraph; (ii) the identity of the third party making such Takeover Proposal; (iii) the anticipated timing, conditions (including any financing condition) and prospects for completion of such Takeover Proposal; (iv) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory, and other aspects of such Takeover Proposal deemed relevant by the Company Board (including any conditions relating to stockholder approval, regulatory approvals, or other events or circumstances beyond the control of the party invoking the condition); and (v) any revisions to the terms of this Agreement and the Merger proposed by Parent during the Superior Proposal Notice Period set forth in Section 5.03(d).

“Superior Proposal Notice Period” has the meaning set forth in Section 5.03(d).

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Takeover Proposal” means an inquiry or offer from, or indication of interest in making a proposal or offer by, any Person or group (other than Parent and its Subsidiaries, including Merger Sub), relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets or securities in the ordinary course of business) equal to fifteen percent (15%) or more of the fair market value of the Company’s and its Subsidiaries’ consolidated assets or to which fifteen percent (15%) or more of the Company’s and its Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of fifteen percent (15%) or more of the voting equity interests of the Company or any of its Subsidiaries whose business constitutes fifteen percent (15%) or more of the consolidated net revenues, net income, or assets of the Company and its domestic Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) fifteen percent (15%) or more of the voting power of the Company; (d) merger, consolidation, other business combination, or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own fifteen percent (15%) or more of the consolidated net revenues, net income, or assets of the Company, and its Subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Company or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing.

“Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” means three percent (3%) of the aggregate Merger Consideration.

“Treasury Regulations” means the regulations promulgated by the IRS under the Code.

“Voting Agreement” means the written agreement between Parent and the Principal Stockholder entered into concurrently herewith, pursuant to which the Principal Stockholder has agreed, among other things, to vote, and to grant an irrevocable proxy to Parent to vote, his shares of voting Company Securities in favor of the Merger and against the approval of any Takeover Proposal or Company Acquisition Agreement.

“Voting Debt” has the meaning set forth in Section 3.02(c).

Section 8.02    Interpretation; Construction.

(a)    The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Schedule and the Parent Disclosure Schedule. References to “made available” or “provided to” (or words of similar import) when referring to any document or information being made available by the Company to Parent or Merger Sub shall mean posted to the electronic data room established in respect to the Merger at least two (2) Business Days prior to the date of this Agreement unless otherwise specified.

(b)    The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.03    Survival. None of the representations, warranties or covenants contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.03 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 8.04    Governing Law. Except as set forth in Section 8.05, this Agreement, and all Legal Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

Section 8.05    Mandatory Arbitration. Any controversy or claim between the parties hereto and arising out of or relating to this Agreement, or the breach thereof, other than claims pursuant to Section 8.16, shall be settled by arbitration administered by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Claims shall be heard by a single arbitrator mutually selected by Parent and the Company, unless the claim amount exceeds $1,000,000.00, in which case (a) the dispute shall be heard by a panel of three (3) arbitrators and (b) within fifteen (15) days after the commencement of arbitration, each of Parent and the Company shall select one (1) person to act as arbitrator and the parties shall use commercially reasonable efforts to cause the two (2) selected arbitrators to select a third arbitrator within ten (10) days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by JAMS. The arbitrator(s) shall be former judges experienced in mergers and acquisitions matters, unless otherwise agreed by the parties. The place of arbitration shall be New York, New York. The parties agree that the arbitrator shall apply the substantive law of the state of Delaware to all claims, provided that discovery shall be permitted and shall be conducted in accordance with the Rules of Civil Procedure of the State of New York. The parties hereto shall use commercially reasonable efforts to cause the award to be made within six (6) months of the filing of the notice of intention to arbitrate (demand), and the arbitrator(s) shall agree to comply with this schedule before accepting appointment. However, this time limit may be extended by the arbitrator for good cause shown, or by mutual written agreement of the parties. The arbitrator(s) shall award to the prevailing party, if any, as determined by the arbitrators, all of such prevailing party’s costs and fees. “Costs and fees” mean all reasonable pre-award expenses of the arbitration, including the arbitrators’ fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees, and reasonable attorneys’ fees. The award of the arbitrators shall be accompanied by a reasoned written opinion. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

Section 8.06    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.06.

Section 8.07    Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand (providing proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a written notice given in accordance with this Section 8.07):

If to Parent or Merger Sub, to:	Highwire Capital, LLC 717 Harwood Street Suite 2400 Dallas, Texas 75201 Attention: Ben Hudson Email: ben@highwire.capital

with a copy (which will not constitute notice to Parent or Merger Sub) to:	Ferguson Braswell Fraser Kubasta PC 2500 Dallas Parkway Suite 600 Plano, Texas 75093 Attention: Kenn Webb and Justin Shelton Email: kwebb@fbfk.law; jshelton@fbfk.law
If to the Company, to:	SPAR Group, Inc. 1910 Opdyke Ct. Auburn Hills, Michigan 48326 Attention: James Gillis Email: james@gillisinc.com
with a copy (which will not constitute notice to the Company) to:	Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 Attention: Jason M. Hille Email: jhille@foley.com

Section 8.08    Entire Agreement. This Agreement (including all exhibits, annexes, and schedules referred to herein), the Company Disclosure Schedule, the Parent Disclosure Schedule, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, the Parent Disclosure Schedule, and the Company Disclosure Schedule (other than an exception expressly set forth as such in the Parent Disclosure Schedule or the Company Disclosure Schedule), the statements in the body of this Agreement will control.

Section 8.09    Disclosure Schedules. The Company Disclosure Schedule and the Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Article III and Article IV, respectively. The information disclosed in any numbered or lettered part of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed to relate to and to be incorporated into any other numbered or lettered part of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, so long as (i) such other numbered or lettered part contains a cross-reference specifically referring to disclosure in the numbered or lettered part so incorporated, or (ii) it is reasonably apparent on the face of such disclosure so that a reasonable person would conclude that such disclosure qualifies or is otherwise applicable to such other numbered or lettered part. Every statement made in the Company Disclosure Schedule shall be deemed to be a representation of the Company in this Agreement as if set forth in Article III. Every statement made in the Parent Disclosure Schedule shall be deemed to be a representation of Parent in this Agreement as if set forth in Article IV.

Section 8.10    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, except if the Effective Time occurs: (a) the rights of holders of Company Common Stock to receive the Merger Consideration, (b) the rights of holders of Company Equity Awards to receive the consideration set forth in Section 2.07, and (c) the rights of the Indemnified Parties as set forth in Section 5.07.

Section 8.11    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, or incapable of being enforced under any applicable Law, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 8.12    Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Parent or Merger Sub, on the one hand, nor the Company on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party (Parent in the case of Parent and Merger Sub); provided, however, that prior to the Effective Time, Merger Sub may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement to Parent or to one or more of Parent’s direct or indirect wholly owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.13    Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Company Common Stock without such approval.

Section 8.14    Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement; provided, however, that after receipt of the Requisite Company Vote, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of such stockholders. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

Section 8.15    Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 8.16    Specific Performance.

(a)    The parties acknowledge and agree that the Company, Parent and Merger Sub, as applicable, would be irreparably damaged if any of the provisions of this Agreement were not performed in accordance with their specific terms and that any breach of this Agreement by the Company, Parent or Merger Sub could not be adequately compensated by monetary damages alone. Accordingly, subject to Section 8.16(b), in addition to any other right or remedy to which the Company, Parent or Merger Sub may be entitled, at law or in equity, it shall be entitled, without proof of damages, to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. In the event that any action shall be brought by the Company, Parent or Merger Sub in equity to enforce the provisions of the Agreement, the Company, Parent or Merger Sub, as applicable, shall not allege, and hereby waives the defense, that there is an adequate remedy at law or that the award of specific performance is not an appropriate remedy for any reason of law or equity.

(b)    Notwithstanding anything to the contrary set forth in this Agreement, (i) in no event shall the Company be entitled to specific performance against (or to bring any Legal Action in equity against) the Financing Sources to cause the Debt Financing to be funded under this Agreement or the Debt Commitment Letter (or any replacements thereof or definitive agreements executed pursuant thereto) or for any other reason whatsoever, and (ii) the Company shall be entitled to bring a Legal Action pursuant to Section 8.16(a) seeking to specifically enforce Parent and Merger Sub’s obligation to consummate the Closing if (and only if and for so long as) (A) all of the conditions set forth in Section 6.01 and Section 6.02 have been and continue to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but which shall then be capable of satisfaction if the Closing were to occur on such date) and Parent and Merger Sub fail to consummate the Closing on the date required by Section 1.02, (B) the proceeds of the Debt Financing (or any alternative debt financing) have been funded to Parent or the agent for the Financing Sources under the Debt Commitment Letter (or any replacement thereof or definitive agreements executed pursuant thereto) has irrevocably confirmed in writing to Parent that the Debt Financing will be funded, (C) this Agreement has not been terminated in accordance with Article VII and the Company has confirmed to Parent in writing that all of the conditions set forth in Section 6.01 and Section 6.02 have been and continue to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but which shall then be capable of satisfaction if the Closing were to occur on such date) and that if the Debt Financing is funded, then the Company will consummate the Closing in accordance with the terms of this Agreement, and (D) Parent and Merger Sub have failed to consummate the Closing within five (5) Business Days after receipt of such confirmation (provided that the conditions to the obligations of Parent and Merger Sub to consummate the Closing set forth in Section 6.01 and Section 6.02 remain satisfied or waived at the close of business on such fifth (5th) Business Day). For the avoidance of doubt, in no event shall the Company be entitled to specifically enforce (and shall not initiate any Legal Action seeking to specifically enforce) any provision of this Agreement or to obtain an injunction or injunctions, or to bring any other Action in equity in connection with the transactions contemplated by this Agreement, against any Person other than Parent and Merger Sub and, in such case, only under the circumstances expressly set forth in this Section 8.16.

Section 8.17    Execution of Agreement; Counterparts; Electronic Signatures.

(a)     The Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

(b)     The exchange of signed copies of this Agreement or of any other document contemplated by this Agreement (including any amendment or any other change thereto) by any electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original Agreement or other document for all purposes. Signatures of the parties transmitted by any electronic means referenced in the preceding sentence shall be deemed to be original signatures for all purposes.

(c)     Notwithstanding the Electronic Signatures in Global and National Commerce Act enacted June 30, 2000, 15 U.S.C. §§ 7001-7006, or any other Law relating to or enabling the creation, execution, delivery, or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the parties, no party shall be deemed to have executed this Agreement or any other document contemplated by this Agreement (including any amendment or other change thereto) unless and until such party shall have executed this Agreement or such document on paper by a handwritten original signature or any other symbol executed or adopted by a party with current intention to authenticate this Agreement or such other contemplated document and an original of such signature has been exchanged by the parties either by physical delivery or in the manner set forth in Section 8.17(b). “Originally signed” or “original signature” means or refers to a signature that has not been mechanically or electronically reproduced.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY: SPAR GROUP, INC., a Delaware corporation
By /s/ Michael R. Matacunas Name: Michael R. Matacunas Title: President & CEO By /s/ James Gillis Name: James Gillis Title: Chairman of the Board of Directors
PARENT: HIGHWIRE CAPITAL, LLC, a Texas limited lability company
By /s/ Ben Hudson Name: Ben Hudson Title: Chief Financial Officer
MERGER SUB: HIGHWIRE MERGER CO. I, INC., a Delaware corporation
By /s/ Ben Hudson Name: Ben Hudson Title: Chief Financial Officer

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